Exhibit 10.1

CERTAIN INFORMATION IDENTIFIED WITH [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

RESEARCH COLLABORATION AND LICENSE AGREEMENT

BY AND AMONG

ELI LILLY AND COMPANY,

TREX BIO, INC., AND

TREX HOLDINGS INC.

Table of Contents

Page

Article 1 Definitions	1
Article 2 OVERVIEW; Licenses; Exclusivity	19
2.1. Overview	19
2.2. License Grants	19
2.3. Exclusivity	21
2.4. No Implied Licenses	22
2.5. Other Activities	22
Article 3 Governance; Responsibility	23
3.1. Alliance Managers	23
3.2. Joint Research Committee	23
3.3. Committee Decision-Making; Escalation	24
3.4. Responsibilities of the Joint Research Committee	25
3.5. Discontinuation of the JRC	26
3.6. Responsibility for Affiliates and Third Parties	26
Article 4 Research Program	26
4.1. General	26
4.2. Research Plan	26
4.3. Research Program Activities	27
4.4. Lilly’s Right to Assume Research Program Activities for [***] [***] and [***]	28
4.5. Research Program Costs	28
4.6. Record-Keeping	29
4.7. TRex Platform Technology	29
4.8. Transfer of Materials	29
Article 5 FURTHER DEVELOPMENT, MANUFACTURE AND Commercialization	30
5.1. Technology Transfer and Ongoing Regulatory Support	30
5.2. Subsequent Research and Development	30
5.3. Lilly Performance	30
5.4. Regulatory Matters	31
5.5. Commercialization	31
5.6. Manufacture and Supply	31

i

Article 6 Financial Provisions	31
6.1. Upfront Payment	31
6.2. Development Milestones	32
6.3. Commercial Milestones	32
6.4. Sales Milestones	33
6.5. Royalties	34
6.6. Currency Conversion	36
6.7. Taxes and Withholding	36
6.8. Late Payment	37
6.9. Financial Records	37
Article 7 Confidentiality	37
7.1. Confidential Information	37
7.2. Restrictions	38
7.3. Exceptions	38
7.4. Permitted Disclosures	38
7.5. Public Domain Information and Residual Knowledge	39
7.6. Confidentiality Survival	40
7.7. Licensed Information	40
7.8. Public Statement	40
7.9. Publications	40
Article 8 Term and Termination	41
8.1. Term	41
8.2. Termination for Material Breach	41
8.3. Termination by TRex for Cessation of the [***] Program	42
8.4. Termination by Lilly for Convenience	42
8.5. Termination for Insolvency	42
8.6. General Survival	42
8.7. No Waiver	42
8.8. Effects of Termination	43
8.9. Additional Effects of Termination for [***]	44
8.10. Reverse Royalty and License Terms	44
8.11. Right of Negotiation for [***] and [***] and [***]	45
8.12. Bankruptcy Code	45
Article 9 HSR Matters	45
9.1. Antitrust Filings and Closing	45
9.2. Interim Confidentiality	47
9.3. [***] Extension under the Research Agreement	47

Article 10 Intellectual Property	47
10.1. Ownership of Inventions and Background IP; Assignment	47
10.2. Patent Prosecution and Maintenance	48
10.3. First Right to Negotiate Intellectual Property Licenses for Products	49
10.4. Infringement or Misappropriation by Third Parties	50
10.5. CREATE Act	51
10.6. Infringement of Third Party Intellectual Property	51
10.7. Trademarks	52
10.8. Use of Name	52
10.9. Upstream Licenses	52
Article 11 Representations and Warranties; cERTAIN COVENANTS; Disclaimers	53
11.1. Mutual Representations and Warranties	53
11.2. TRex Representations, Warranties and Covenants	53
11.3. Mutual Representations, Warranties and Covenants	55
11.4. Compliance	56
11.5. Prohibited Conduct	58
11.6. Disclaimer	59
Article 12 Insurance; Indemnification; Limitation of Liability	59
12.1. Insurance	59
12.2. Indemnification	59
12.3. LIMITATION OF LIABILITY	61
Article 13 DISPUTES	61
13.1. Choice of Law	61
13.2. Dispute Resolution	61
13.3. Jurisdiction	62
13.4. Equitable Remedies	62
Article 14 MISCELLANEOUS	62
14.1. Force Majeure	62
14.2. Amendments and Waivers	63
14.3. Delays or Omissions	63
14.4. Entire Agreement; Research Agreement	63
14.5. Assignment	64
14.6. Change of Control of TRex	64
14.7. Fees and Expenses	65
14.8. Severability	65
14.9. Parent Guarantee	65
14.10. Further Assurances	66

14.11. Remedies Cumulative	66
14.12. Notices	66
14.13. Relationship of the Parties	67
14.14. No Third-Party Beneficiaries	67
14.15. Performance by Affiliates	67
14.16. Counterparts; Facsimile	67
14.17. Titles and Subtitles	67
14.18. Language	67
14.19. Interpretation	67

LIST OF SCHEDULES

[***]

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (this “Agreement”) is entered into as of January 6, 2023 (the “Execution Date”) and is effective as of the Antitrust Clearance Date (the “Effective Date”) except for Article 9 hereof, which shall be effective as of the Execution Date, by and among, on the one hand, Eli Lilly and Company, an Indiana corporation (“Lilly”), and, on the other hand, TRex Bio Inc., a Delaware company (“TRex”), and solely for purposes of Section 14.9, TRex Holdings Inc., a Delaware company (“Parent”). Lilly and TRex are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, TRex is a biotechnology company engaged in the research and development of biological products;

WHEREAS, Lilly and TRex (a subsidiary of TRex Bio Holding, the successor in interest to TRex Bio Limited) are parties to the Research and Collaboration Agreement made as of October 18, 2018, as amended and restated by the Amended and Restated Research and Collaboration Agreement dated September 1, 2020 and further amended by the Amendment #1 to Amended and Restated Research and Collaboration Agreement dated October 21, 2022 (such agreement, as amended and modified from time to time, the “Research Agreement”);

WHEREAS, Lilly and TRex mutually agree to hereby terminate the Research Agreement in its entirety, and enter into this Agreement, pursuant to which Lilly and TRex will collaborate to conduct research programs in respect of each of the Licensed Targets (as further defined below) using TRex’s and its Affiliate’s technology platform and other resources, to develop Program Molecule(s) (as further defined below) that are suitable for clinical testing (the “Research Program(s)”); and

WHEREAS, Lilly may desire to continue researching, developing, commercializing, and otherwise exploiting Program Molecule(s) and products containing or comprising Program Molecule(s) (i.e., the Product(s) as further defined below) subject to the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the Parties agree as follows:

Article 1
Definitions

The following terms shall have the respective meanings set forth below:

1.1. “Acquirer” has the meaning set forth in Section 1.23.

1.2. “Affiliate” means, with respect to a Party, any Person directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this

Agreement, the term “controlled” (including the terms “controlled by” and “under common control with”) as used in this context, means the direct or indirect ability or power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise. A Party shall be presumed to control a Person if the Party owns fifty percent (50%) or more of the outstanding voting equity interests of such Person.

1.3. “Agreement” has the meaning set forth in the preamble.

1.4. “Agreement IP” means all Inventions and all corresponding Intellectual Property Rights with respect thereto. For clarity, Agreement IP includes TRex Agreement IP, Lilly Agreement IP and Joint Project IP.

1.5. “Alliance Manager” has the meaning set forth in Section 3.1.

1.6. “Alternative Remedy” has the meaning set forth in Section 8.2.4.

1.7. “Antitrust Authorities” has the meaning set forth in Section 9.1.1.

1.8. “Antitrust Clearance Date” has the meaning set forth in Section 9.1.1.

1.9. “Antitrust Laws” has the meaning set forth in Section 9.1.1.

1.10. “Applicable Law” or “Applicable Laws” means all laws, ordinances, rules and regulations of any kind whatsoever of any governmental (including international, foreign, federal, state, provincial and local) or regulatory body applicable to the activities contemplated by this Agreement or a Party or Affiliate thereof, including the United States Securities and Exchange Commission.

1.11. “Auditor” has the meaning set forth in Section 6.9.2.

1.12. “Background IP” means (i) Know-How and Intellectual Property Rights that are owned or controlled by a Party or any of its respective Affiliates prior to the Effective Date and (ii) Know-How and Intellectual Property Rights created, conceived, generated or acquired by a Party or any of its respective Affiliates outside of the scope of this Agreement, in each case ((i) and (ii)), that are necessary or reasonably useful to Develop, Manufacture, Commercialize, or otherwise exploit Licensed Target(s), Program Molecule(s) or Product(s).

1.13. “Bankruptcy Filing” has the meaning set forth in Section 8.5.

1.14. “Big Four Accounting Firm” means Ernst & Young, Deloitte, PricewaterhouseCoopers and KPMG.

1.15. “BLA” means a Biologic License Application, as defined in the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., as such may be amended from time to time, and applicable regulations promulgated thereunder by the FDA, or any analogous application or submission with any Regulatory Authority outside of the United States.

1.16. “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks located in Indianapolis, Indiana, USA or San Francisco, California, USA, are required or authorized by law to be closed.

1.17. “Calendar Quarter” means each three month period commencing January 1, April 1, July 1 or October 1.

1.18. “Calendar Year” means each respective one (1)-year period beginning on January 1 and ending on December 31.

1.19. “[***] means [***].

1.20. “[***] means any molecule having binding specificity to [***] including any variant or mutein of a [***], or any combination of such molecule with any other molecule, including other active agents or half-life extenders, in each case, that (a) is identified, synthesized, generated, researched or developed by or on behalf of a Party or any of its respective Affiliates under the Research Agreement, or as part of the Research Program Activities, or (b) is a modification of such molecule within the scope of clause (a), including, affinity maturation, optimization for developability, immunogenicity, constant region engineering, or the addition or integration of additional target binding heads for purposes of creating multispecific (including bispecific) antibodies or binding molecules or the addition or integration of a functional protein or peptide for the purposes of creating multifunctional compounds, that is identified, synthesized, generated, researched or developed by or on behalf of a Party or any of its respective Affiliates under this Agreement during the Term, provided that such modification of this clause (b) has at least one CDR sequence (or ligand sequence, as applicable) that is at least eighty percent (80%) identical to the corresponding CDR sequence (or ligand sequence, as applicable) of a molecule subject to the foregoing clause (a), wherein the CDR sequences (or ligand sequence, as applicable) are determined by Kabat numbering, and bind to the same target as a molecule subject to the foregoing clause (a). With respect to the foregoing clause (b), while the structural similarity between two (2) molecules may create a presumption that the later molecule was a modification of the earlier one, such presumption may be rebutted by reasonable contemporaneous written evidence demonstrating that such later molecule was generated by Lilly employees or contractors not participating in the research being conducted under this Agreement.

1.21. “[***] Product” means any biological product that contains or comprises a [***], including a Combination Product that contains a [***].

1.22. “[***] means the receptor known as [***].

1.23. “Change of Control” means: (a) with respect to a Party, the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding securities or combined voting power of such Party (or any controlling Affiliate of such Party); (b) a merger or consolidation or other business combination involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding securities or combined voting power of the surviving entity immediately after such merger, reorganization or combination; or (c) a sale of all or substantially all of the assets of such Party related to this

Agreement in one transaction or a series of related transactions to a Third Party. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates as in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer.” As used in this definition, “control” means (1) to possess, directly or indirectly, the power to direct or cause the direction of the management or policies of an entity, whether through ownership of outstanding securities or voting power or by contract relating to voting rights or corporate governance; or (2) direct or indirect ownership of more than fifty percent (50%) of the outstanding securities or voting power interest in such entity.

1.24. “Claim” has the meaning set forth in Section 12.2.1.

1.25. “Clinical Trial” means a human clinical trial.

1.26. “CoC IP” means Patents, Know-How and other Intellectual Property Rights that (a) are owned or controlled by an Acquirer immediately prior to the completion of the relevant Change of Control and (b) do not Cover or relate to an Other Component.

1.27. “Code” has the meaning set forth in Section 8.12.

1.28. “Combination Product” has the meaning set forth in Section 1.113.

1.29. “Commercialize” and “Commercialized” means, with respect to any compound or product (including a Program Molecule and any corresponding Products), to promote, market, distribute, sell, have sold, offer for sale, have offered for sale, import, have imported, export, have exported, contract to do any of the foregoing, or otherwise commercially exploit or provide product support for such compound or product, and to conduct activities, other than Development or Manufacturing, in preparation for conducting the foregoing activities, including activities to produce commercialization support data and to secure and maintain market access and reimbursement. “Commercializing” and “Commercialization” shall have correlative meanings. For the avoidance of doubt, Commercialization does not include Development or Manufacturing.

1.30. “Commercially Reasonable Efforts” of a Party, means (a) with respect to activities undertaken by TRex, that level of efforts and resources commonly applied by a biological company similar in size to TRex, and (b) with respect to activities undertaken by Lilly, that level of efforts and resources commonly applied by Lilly, [***]

1.31. “Commercial Milestone Event” has the meaning set forth in Section 6.3.

1.32. “Commercial Milestone Payment” has the meaning set forth in Section 6.3.

1.33. “Competing Activities” has the meaning set forth in Section 2.3.1.

1.34. “Confidential Information” has the meaning set forth in Section 7.1.

1.35. “Control” and “Controlled” means, with respect to any Know-How or Intellectual Property Rights, the possession by a Party of the ability (whether by ownership, license, or sublicense, other than by a license, sublicense, or other right granted pursuant to this Agreement) to grant to the other Party the licenses, sublicenses, or rights to access and use such Know-How or Intellectual Property Rights as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense, or rights of access and use, without requiring any payment under any agreement between TRex and any Third Party other than any payment pursuant to an Upstream Agreement, which payment will be borne as set forth in Section 10.9.

1.36. “Cover” or “Covered” means, with respect to a claim of a Patent and a relevant Program Molecule or Product, that such claim would be infringed, absent a license, by the Development, Manufacturing, use, importation, exportation, Commercialization, or other exploitation of such Program Molecule or Product (considering claims of Patent applications as then pending). “Covering” shall have the correlative meaning.

1.37. “Deliverables” means (a) any and all data and results arising from a Research Program Activity under the Research Plan and (b) any reports or other deliverables specified in a Research Plan.

1.38. “Develop” or “Developed” means, with respect to any compound or product (including a Program Molecule and any corresponding Products), to research, develop, analyze, test and conduct preclinical studies, Clinical Trials (including, for the avoidance of doubt, preclinical/clinical/manufacturing commitments following Regulatory Approval) and all other studies and trials for such compound or product, as well as any and all activities pertaining to manufacturing development, formulation development, medical affairs and lifecycle management (including the conduct of Clinical Trials not explicitly for registrational purposes and non-interventional studies), seeking new indications and new formulations, and all other activities, including regulatory activities, related to securing and maintaining Regulatory Approval, for such compound or product. “Developing” and “Development” shall have correlative meanings.

1.39. “Development Candidate” means a Program Molecule that Lilly selects as a development candidate to be used in a GLP Tox Study.

1.40. “Development Milestone Event” has the meaning set forth in Section 6.2.

1.41. “Development Milestone Payment” has the meaning set forth in Section 6.2.

1.42. “Direct License” has the meaning set forth in Section 8.8.2.

1.43. “Disclosing Party” has the meaning set forth in Section 7.1.

1.44. “Dispute” has the meaning set forth in Section 13.2.

1.45. “DNR” has the meaning set forth in Section 11.4.5(ii).

1.46. “DOJ” has the meaning set forth in Section 9.1.1.

1.47. “Dollar” means a U.S. dollar, and “$” is to be interpreted accordingly.

1.48. “Effective Date” has the meaning set forth in the preamble.

1.49. “Encumbrance” means any security interest, lien, claim of ownership by any Third Party, out-license or any other encumbrance.

1.50. “EU” means all countries that are officially recognized as member states of the European Union at any particular time.

1.51. “European Major Market” means each of the United Kingdom, Germany, France, Italy, and Spain.

1.52. “Execution Date” has the meaning set forth in the preamble.

1.53. “Executive Officers” means (a) the Chief Executive Officer of TRex and (b) the President of Lilly Research Laboratories, in each case (a) and (b), or his or her designee that has authority to decide the matter at hand.

1.54. “FD&C Act” means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.55. “FDA” means the U.S. Food and Drug Administration and any successor Regulatory Authority having the same or similar authority.

1.56. “Field” means any and all purposes, uses, and indications, including diagnostic, prophylactic, and therapeutic uses, in humans and animals.

1.57. “Firewalls” means highest industry standard walls and screens (whether technical or physical) established between (a) personnel performing Research Program Activities or receiving any Confidential Information hereunder, on the one hand, and (b) personnel performing Competing Activities on behalf of such Acquirer, including TRex Acquisition Program activities, on the other hand, designed to ensure that no nonpublic information, materials (such as lab notebooks, document management systems or other documented or memorialized Know-How) or equipment or other resources relating to any Program Molecule or Product or the Research Program Activities or Confidential Information hereunder are accessible by personnel performing Competing Activities or TRex Acquisition Program activities (except that management personnel having seniority of Vice President (or equivalent) or above, or members of the board of directors may review and evaluate plans and information in connection with portfolio decision-making). “Firewall,” when used as a verb, means to implement Firewalls.

1.58. “First Commercial Sale” means, with respect to any Product and any country, the first invoice for commercial sale, transfer or other disposition by Lilly or any of its Affiliates or Sublicensees in such country after receipt of all Marketing Approvals for such Product in such country; provided that First Commercial Sale shall not include (a) supply for nominal or no consideration for test marketing, sampling and promotional uses, Clinical Trial purposes, compassionate use of other similar uses, (b) intercompany transfers to an Affiliate of Lilly or between such entities and a Sublicensee, provided that subsequent sale to an unaffiliated Third Party by such Affiliate or Sublicensee is not considered an intercompany transfer; nor (c) similar non-commercial sales.

1.59. “First Dose” means the administration of the first dose of a Program Molecule or a Product to the first person in the applicable Clinical Trial.

1.60. “Force Majeure” means any circumstances or events whatsoever that are not within the reasonable control of the Party affected thereby, potentially including an act of God, war, act of terrorism, pandemic, epidemic, insurrection, riot, strike or labor dispute, shortage of materials, fire, explosion, flood, government requisition or allocation, lack of fuel supplies or electrical power, embargo, boycott, order, lockdown or other act of civil, military, or other Governmental Authority.

1.61. “FTC” has the meaning set forth in Section 9.1.1.

1.62. “FTE” means the equivalent of the work of one (1) employee full time for one (1) Calendar Year (consisting of at least a total of [***] Calendar Year) of work performing activities pursuant to this Agreement. No additional payment shall be made with respect to any person who works more than [***] per Calendar Year and any person who devotes less than [***] hours per Calendar Year shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked divided by [***]

1.63. “FTE Costs” means the applicable FTE Rate multiplied by the applicable number of FTEs.

1.64. “FTE Rate” means [***] subject to adjustments effective on January 1 of each Calendar Year, with the first such annual adjustment to be made as of January 1, 2024, based on the applicable employment cost index published by the United States Department of Labor, Bureau of Labor Statistics for the third quarter of the preceding Calendar Year, or as otherwise agreed to by the Parties. The FTE Rate includes [***]

1.65. “GAAP” means U.S. Generally Accepted Accounting Principles, consistently applied.

1.66. “Generic Equivalent” means, with reference to a Product, any biologic or pharmaceutical product that is sold by a Third Party (other than a Sublicensee of Lilly or any of its Affiliates) and that is approved for marketing or sale by a Regulatory Authority in reliance on, including using, data from the Regulatory Filings for the Product that were submitted by Lilly, its Affiliates, or their Sublicensees, and that meets the equivalency determination by the applicable Regulatory Authority in such country as is necessary to permit substitution of such product for the Product under Applicable Law in such country.

1.67. “GLP Tox Study” means the first repeat dose animal toxicology study conducted in support of first human dose and performed using GLP.

1.68. “Good Laboratory Practices” or “GLP” means the then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the Council Directive 87/18/EEC, as amended; the principles for Good Laboratory Practice or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD); and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.69. “Good Research Practices” or “GRP” means applicable current Good Research Practices, including, as applicable, (a) the research quality standards defining how Lilly’s research laboratories conduct good science for non-regulated work as set forth in Schedule 1.69 Part A; (b) Lilly’s animal care and use requirements as set forth in Schedule 1.69 Part B; (c) the Research Quality Association (“RQA”)’s Guidelines for Quality in Non-Regulated Scientific Research; (d) the World Health Organization Handbook: Quality Practices in Basic Biomedical Research; and (e) the equivalent Applicable Laws if any, in any relevant country; in each case, as may be amended and applicable from time to time.

1.70. “Government Official” has the meaning set forth in Section 11.5.

1.71. “Governmental Authority” means any national, international, federal, state, provincial or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.72. “HSR Act” has the meaning set forth in Section 9.1.1.

1.73. “IND” means an Investigational New Drug application as defined in the FD&C Act or a Clinical Trial authorization or similar application or submission for authorization to conduct human clinical investigations filed with or submitted to a Regulatory Authority outside of the United States in conformance with the requirements of such Regulatory Authority.

1.74. “Indemnified Party” has the meaning set forth in Section 12.2.3(i).

1.75. “Indemnifying Party” has the meaning set forth in Section 12.2.3(i).

1.76. “Indication” means any intended use of a Product (a) for any therapeutic treatment, prevention, mitigation, cure, or diagnosis of a recognized disease or condition, (b) of a manifestation of a recognized disease or condition, or (c) for the relief of symptoms associated with a recognized disease or condition, in each case (a), (b) and (c), as provided for in the U.S. Code of Federal Regulations (C.F.R.) labeling requirements in 21 C.F.R. Part 201 (or an equivalent requirement in any country outside the United States) and for which a separate application for Marketing Approval, or a supplement to an existing application for Marketing Approval (in each case, such application or supplement to be based on the results of a novel pivotal clinical study), is required for the purpose of obtaining Marketing Approval in a country or jurisdiction; provided, that, (i) a disease or medical condition and all primary symptoms associated with the disease or medical condition shall be the same Indication; (ii) the use of a product to treat an expanded set of patients or a sub-population of patients for a disease, symptom or medical condition, when such product has already received Marketing Approval in a different patient population or sub-population of patients with respect to such disease, symptom or medical condition, shall not constitute a separate Indication with respect to such product; (iii) to qualify as an Indication, Marketing Approval of such Indication must require completion of one (1) or more Clinical Trials sufficient to obtain Marketing Approval and may not be a mere extension of an existing labeled

Indication (and, if more than one Indication is granted a Marketing Approval by a Regulatory Authority on the basis of results obtain in a single pivotal clinical study, then such multiple approved Indications shall be deemed a single Indication); and (iv) once a product has received Marketing Approval in an Indication where such Marketing Approval is for (A) use of such product alone or in combination with other treatment modalities, the subsequent receipt of Marketing Approval for such product in combination with other treatment modalities or alone, respectively, for such Indication shall not be considered a different Indication for such product; (B) use of such product in one line of therapy, the subsequent receipt of Marketing Approval for such product in another line of therapy for such Indication shall not be considered a different Indication; and (C) a specific route of administration for such product, the subsequent receipt of Marketing Approval for an alternative route of administration for such product for such Indication shall not be considered a different Indication.

1.77. “Industry Codes” means all applicable rules of non-governmental bodies such as pharmaceutical industry trade associations and self-regulatory organizations that are generally accepted as “good practice” within the research based pharmaceutical industry, including those relating to good marketing practices and the relationship of pharmaceutical companies with health care providers and patients.

1.78. “Ineligible Sublicensee” has the meaning set forth in Section 8.8.2.

1.79. “Infringement” has the meaning set forth in Section 10.4.1.

1.80. “Intellectual Property Rights” means any and all rights in, arising out of, under, or associated with any of the following in any jurisdiction: (i) Patent law, including any Patents; (ii) trademark law; (iii) copyright law; (iv) trade secret law; or (v) any other intellectual property or proprietary rights, now known or hereafter recognized in any jurisdiction including in ideas, formulae, algorithms, concepts, inventions, or Know-How, or other intellectual property.

1.81. “Internal Compliance Codes” means a Party’s internal policies and procedures that are intended to ensure that a Party complies with Applicable Laws, Party Specific Regulations, Industry Codes, and such Party’s internal ethical, medical, and similar standards.

1.82. “Invention” means any and all discoveries, inventions, Know-How and the like, whether or not patentable, that are created, conceived, or generated by or on behalf of a Party or any of its Affiliates (whether solely or jointly by the Parties or their Affiliates) in the course of performing activities or exercising rights under this Agreement.

1.83. “Joint Project IP” has the meaning set forth in Section 10.1.

1.84. “Joint Project Patents” has the meaning set forth in Section 10.2.3(i).

1.85. “JRC” has the meaning set forth in Section 3.2.1.

1.86. “Know-How” means all technical information and know-how, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials (including cell lines, vectors, plasmids, nucleic acids and the like), methods, protocols, expertise and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise. For clarity, Know-How does not include any Patent that Covers any of the foregoing, or any trademarks or trade names.

1.87. “Know-How License Agreement” has the meaning set forth in Section 1.171.

1.88. “[***]” means the protein known as [***]

1.89. “[***]” means the protein known as [***]

1.90. “[***]” means any biological product that contains or comprises any Program Antibody(ies) directed to a [***], including a Combination Product that contains Program Antibody(ies) directed to a [***].

1.91. “[***]” means [***].

1.92. “[***] means the protein known as [***]

1.93. “[***] Product” means any biological product that contains or comprises any Program Antibody(ies) directed to [***] including a Combination Product that contains Program Antibody(ies) directed to [***]

1.94. “Licensed Intellectual Property” or “Licensed IP” means Licensed Patents and Licensed Know-How.

1.95. “Licensed Know-How” means (i) all Know-How within the TRex Agreement IP, (ii) all Know-How within the TRex Background IP, and (iii) TRex’s interest in all Know-How within the Joint Project IP, but excluding, in each case ((i), (ii) and (iii)), all Licensed Patents.

1.96. “Licensed Patents” means (a) all Patents within the TRex Agreement IP, (b) all Patents within the TRex Background IP and (c) TRex’s interest in all Patents within the Joint Project IP, including the Patents set forth on Schedule 1.96 as of the Execution Date.

1.97. “Licensed Target(s)” means individually or collectively, as applicable, [***], [***], and [***]. For clarity, throughout this Agreement references to “Licensed Target” when intended to [***] shall be construed as references to [***] or [***] (or, if reasonably appropriate based on context, both).

1.98. “Lilly” has the meaning set forth in the preamble.

1.99. “Lilly Agreement IP” has the meaning set forth in Section 10.1.

1.100. “Lilly Antibody Materials” means any tangible supplies of Program Molecule(s), any nucleotides encoding the foregoing, or any cell lines incorporating or expressing any of the foregoing delivered by or on behalf of Lilly to TRex under the Research Agreement or pursuant to Section 4.8.

1.101. “Lilly Background IP” means Background IP that is Controlled by Lilly or its Affiliates.

1.102. “Lilly Competitor” means [***]

1.103. “Lilly Indemnitees” has the meaning set forth in Section 12.2.2.

1.104. “Lilly-Maintained Patents” has the meaning set forth in Section 10.2.2.

1.105. “Lilly Research Materials” means any tangible materials, other than Lilly Antibody Materials, provided by or on behalf of Lilly to TRex or its Affiliates for purposes of TRex’s performance under the Research Agreement or of the Research Plans.

1.106. “Lilly Research Materials IP” means (a) any Inventions that (i) are discovered, made, conceived and/or first reduced to practice, as a result of TRex’s (or any of its Affiliates’) access to or use of any Lilly Research Materials or Confidential Information of Lilly related thereto, by or on behalf of TRex or any Affiliate thereof, whether solely or jointly with any of its Affiliates, Lilly or any Affiliate(s) thereof, or any Third Party(ies) and (ii) are not solely and specifically related to any Licensed Target, Program Molecule, or Product, and (b) all corresponding Intellectual Property Rights with respect thereto.

1.107. “LNR” has the meaning set forth in Section 11.4.5(ii).

1.108. “Losses” has the meaning set forth in Section 12.2.1.

1.109. “Loss of Market Exclusivity” means, with respect to any Product in any country, the date on which, after the first sale of a Generic Equivalent with respect to such Product in such country, the Net Sales for a given Calendar Quarter in such country for such Product has [***]

1.110. “Manufacture” or “Manufactured” means, with respect to any product (including any Products corresponding to a Program Molecule), the receipt, handling and storage of active pharmaceutical ingredients, biological or drug substance or biological or drug product, devices (if applicable) and other materials, the manufacturing, having manufactured, processing, packaging and labeling, holding (including storage), quality assurance and quality control testing (including release) of such product (other than quality assurance and quality control related to development of the manufacturing process, which activities shall be considered Development activities) and shipping of such product, as well as contracting for the foregoing. “Manufacturing” shall have the correlative meaning.

1.111. “Marketing Approval” means all approvals, licenses, permits, notifications, registrations, clearances, authorizations, or waivers of any Regulatory Authority that is or are necessary for the commercial sale of a product in the Field in a particular jurisdiction, including a BLA and all pricing and reimbursement approvals that are necessary in a given jurisdiction. For clarity, Marketing Approval includes, to the extent applicable, any supplemental approval or supplemental marketing authorization.

1.112. “Materials Transfer Record Form” has the meaning set forth in Section 4.8.

1.113. “Net Sales” means, [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***]

[***]

[***]

[***]

[***]

[***]

1.114. “Option Agreement” has the meaning set forth in Section 1.171.

1.115. “Other Component” has the meaning set forth in Section 1.113.

1.116. “Parent” has the meaning set forth in the preamble.

1.117. “Party” and “Parties” have the respective meanings set forth in the preamble.

1.118. “Party Specific Regulations” has the meaning set forth in Section 11.4.3.

1.119. “Patents” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any supplementary protection certificates, restoration of patent terms and other similar rights.

1.120. “Payment” has the meaning set forth in Section 6.7.2.

1.121. “Permitted Subcontractor” means (a) UCSF; (b) any Third Party subcontractor or Affiliate identified in the applicable Research Plan; (c) any Third Party subcontractor of Affiliate approved by the JRC; or (d) any Third Party subcontractor or Affiliate mutually agreed by the Parties.

1.122. “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, bodies corporate, other business organization, association, trust, unincorporated organization, unincorporated associations and partnerships, government, governmental body, agency or authority or other entity in each case whether or not having a separate legal personality.

1.123. “Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, or by either Party in any of its own privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is associated with an identified individual person.

1.124. “Phase 1 Clinical Trial” means a Clinical Trial that generally provides for the first introduction into humans of a Program Molecule or Product, conducted in normal volunteers or patients, with the primary purpose of generating information on product safety, tolerability, pharmacokinetic properties and pharmacologic activity, and generally consistent with 21 C.F.R. § 312.21(a) in the U.S., or similar Clinical Trial in a country other than the U.S.

1.125. “Phase 2 Clinical Trial” means a controlled Clinical Trial conducted to obtain a preliminary determination of the efficacy and safety of a Program Molecule or Product for an indication in a target population of patients, at the intended clinical dose or doses or range of doses, on a sufficient number of subjects and for a sufficient period to confirm the optimal manner of use of the applicable Program Molecule (dose and dose regimen) for such indication prior to initiation of the pivotal Clinical Trials for such indication, as described in 21 C.F.R. § 312.21(b), or similar Clinical Trial in a country other than the U.S.

1.126. “Phase 3 Clinical Trial” means a well-controlled Clinical Trial of a Program Molecule or Product as described in 21 C.F.R. § 312.21(c), or similar Clinical Trial in a country other than the U.S., that is designed to establish that the Program Molecule or Product is safe and efficacious for its intended use, to provide an adequate basis for physician labeling, and to support Marketing Approval of the Program Molecule or Product for such indication or label expansion of the Program Molecule or Product.

1.127. “Pre-Effective Date Period” has the meaning set forth in Section 9.1.2.

1.128. “Product” means each of (a) a [***] Product; (b) a [***] Product; and (c) a [***] Product.

1.129. “Product/Target Patents” means (a) any Licensed Patent that Covers any Licensed Target, Program Molecules or Products or the Development, Manufacture, Commercialization or other exploitation of any of the foregoing and (b) any Program Molecule Patents.

1.130. “Product Trademarks” has the meaning set forth in Section 10.7.

1.131. “Program Antibody” means an antibody or fragment thereof having binding specificity to a [***] or [***] as applicable, that (a) is identified, synthesized, generated, researched or developed by or on behalf of a Party or any of its respective Affiliates under the Research Agreement, or as part of the Research Program Activities, or (b) is a modification of antibodies or fragments thereof within the scope of clause (a), including, affinity maturation, optimization for developability, immunogenicity, constant region engineering, or the addition or integration of additional target binding heads for purposes of creating multispecific (including bispecific) antibodies or binding molecules or the addition or integration of a functional protein or peptide for the purposes of creating multifunctional compounds, that is identified, synthesized, generated, researched or developed by or on behalf of a Party or any of its respective Affiliates under this Agreement during the Term, provided that such modification of this clause (b) has at least one CDR sequence that is at least [***] identical to the corresponding CDR sequence of an antibody subject to the foregoing clause (a), wherein the CDR sequences are determined by Kabat numbering, and bind to the same target as a molecule subject to the foregoing clause (a). With respect to the foregoing clause (b), while the structural similarity between two (2) antibodies may create a presumption that the later antibody was a modification of the earlier one, such presumption may be rebutted by reasonable contemporaneous written evidence demonstrating that such later antibody was generated by Lilly employees or contractors not participating in the research being conducted under this Agreement.

1.132. “Program Molecule” means a Program Antibody or a [***] as applicable.

1.133. “Program Molecule Patent” means any Patent (a) disclosing an Invention that was discovered, made, conceived and/or first reduced to practice by either Party or its representatives, alone or in combination, in the performance of the Research Program Activities and (b) that Covers a Program Molecule or Product.

1.134. “Prosecute and Maintain” or “Prosecution and Maintenance” with respect to a particular Patent, means all activities associated with the preparation, filing, prosecution and maintenance of such Patent, together with the conduct of interferences, derivation proceedings, inter partes review, post-grant review, the defense of oppositions and other similar proceedings with respect to that Patent, including any activities associated with claims, including as a counterclaim or declaratory judgment action, of unpatentability, invalidity or unenforceability of such Patent that are brought by a Third Party in connection with an Infringement under Section 10.4.1.

1.135. “Receiving Party” has the meaning set forth in Section 7.1.

1.136. “Regulatory Approvals” means any and all permissions required to be obtained from Regulatory Authorities and any other competent authority for the Development, Manufacture, Commercialization, registration, or other exploitation of a Program Molecule or Product in the Territory or other applicable jurisdictions, including any Marketing Approvals.

1.137. “Regulatory Authority” means any federal, state or local government, or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body, with responsibility for granting licenses or approvals, including Regulatory Approvals, for the Development, Manufacture, Commercialization or other exploitation of a Program Molecule or a Product in any country or otherwise exercising authority with respect to a Program Molecule or a Product or the exploitation thereof in the Territory. For clarity, the FDA is the Regulatory Authority for the United States.

1.138. “Regulatory Exclusivity” means, with respect to a Product and any country or other jurisdiction in the Territory, any market protection granted by a Regulatory Authority in such country or other jurisdiction, other than Patents, which confers an exclusive Commercialization period during which Lilly or its Affiliates or Sublicensees have the exclusive right to market and sell, including biologic exclusivity, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity.

1.139. “Regulatory Filings” means all applications, filings, submissions, approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations, permits, notifications and authorizations (including marketing and labeling authorizations) or waivers with respect to the Development, registration, Manufacture, Commercialization or other exploitation of a Program Molecule or any corresponding Products made to or received from any Regulatory Authority in a given country, including INDs.

1.140. “Research Agreement” has the meaning set forth in the recitals.

1.141. “Research Plan” means, on a Research Program-by-Research Program basis, the plan for the Research Program attached hereto as Schedule 1.141, as may be amended from time to time in accordance with the terms of this Agreement.

1.142. “Research Program(s)” has the meaning set forth in the recitals.

1.143. “Research Program Activities” means, on a Research Program-by-Research Program basis, the activities set forth in the applicable Research Plan.

1.144. “Research Program IP” means, on a Research Program-by-Research Program basis, all Agreement IP that is created, conceived or generated by or on behalf of the Parties (whether solely or jointly or with a Third Party) under this Agreement during the applicable Research Term.

1.145. “Research Quality Association” or “RQA” has the meaning set forth in Section 1.69.

1.146. “Research Term” means, on a Research Program-by-Research Program basis, the period commencing on the Execution Date and ending upon the earliest to occur of (a) [***] (b) [***] and (c) [***]

1.147. “Residuals” has the meaning set forth in Section 7.5.

1.148. “Restricted Person” has the meaning set forth in Section 11.4.5(ii).

1.149. “Royalty Payment” has the meaning set forth in Section 6.5.1.

1.150. “Royalty Term” means, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of such Product by Lilly, its Affiliates, or Sublicensee(s) in such country and ending on the later of the date of (a) expiry of the last Valid Claim for such Product in such country, (b) the expiration of Regulatory Exclusivity in such country for such Product, or (c) the ten (10) year anniversary of the First Commercial Sale of such Product in such country.

1.151. “Sales Milestone Event” has the meaning set forth in Section 6.4.

1.152. “Sales Milestone Payment” has the meaning set forth in Section 6.4.

1.153. “Sanctioned Territory” has the meaning set forth in Section 11.4.5(ii).

1.154. “Shelving” has the meaning set forth in Section 8.3.

1.155. “Sublicensee” means any Third Party to which Lilly or any of its Affiliates has granted a sublicense pursuant to Section 2.2.1 or 2.2.2 (whether directly or through multiple tiers) only for so long as such sublicense remains in effect.

1.156. “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which, (a) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a partnership, limited liability company, association or other business entity, either (i) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (ii) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

1.157. “Term” has the meaning set forth in Section 8.1.

1.158. “Termination IP” has the meaning set forth in Section 8.9.1.

1.159. “Termination Products” has the meaning set forth in Section 8.9.1.

1.160. “Territory” means worldwide.

1.161. “Third Party” means any person or entity other than a Party or its Affiliates.

1.162. “Third Party License Payments” has the meaning set forth in Section 6.5.4.

1.163. “TRex” has the meaning set forth in the preamble.

1.164. “TRex Acquisition” has the meaning set forth in Section 2.3.2(ii).

1.165. “TRex Acquisition Program” has the meaning set forth in Section 2.3.2(ii).

1.166. “TRex Agreement IP” has the meaning set forth in Section 10.1.

1.167. “TRex Background IP” means Background IP Controlled by TRex or any of its Affiliates.

1.168. “TRex Indemnitees” has the meaning set forth in Section 12.2.1.

1.169. “TRex Platform Technology” means TRex’s proprietary target discovery platform referred to as the Deep Biology Platform and described in Schedule 1.169 (TRex Platform Technology), as it may exist from time-to-time.

1.170. “UCSF” means The Regents of the University of California.

1.171. “Upstream Agreements” means (a) the Option Agreement by and between UCSF and TRex Bio Limited dated November 1, 2019 (as amended from time-to-time, the “Option Agreement”) and (b) the Non-Exclusive License Agreement by and between UCSF and TRex Bio Limited dated October 22, 2018 (as amended from time-to-time, the “Know-How License Agreement”).

1.172. “U.S.” or “United States” means the United States of America and its territories and possessions.

1.173. “Valid Claim” means, with respect to a Product or Program Molecule and country, a claim contained in (a) an issued, unexpired and granted Patent (in such country) (i) licensed to Lilly pursuant to Section 2.2.1 or (ii) a Program Molecule Patent, in each case (i) and (ii), that Covers the composition of matter or an approved method of use of such Product or Program Molecule as Commercialized in such country, and which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction in such country; or (b) a pending Patent (i) licensed to Lilly pursuant to Section 2.2.1 or (ii) a Program Molecule Patent, in each case (i) and (ii), that Covers the composition of matter or an approved method of use of such Product or Program Molecule as Commercialized in such country, which pending Patent has not been (A) pending for longer than seven (7) years from the filing date of the first utility Patent application (or equivalent concept in any such country) or (B) abandoned or finally rejected without the possibility of appeal or refiling.

Article 2
OVERVIEW; Licenses; Exclusivity

2.1. Overview. TRex and Lilly, shall conduct research and discovery with respect to the Licensed Targets and Program Molecule(s) in accordance with the Research Plans during the applicable Research Term. On a Licensed Target-by-Licensed Target basis, following the applicable Research Term and for the remainder of the Term (if any), as between the Parties, Lilly will assume all further responsibility for the Development, Manufacturing, Commercialization and other exploitation of relevant Program Molecules and Products, subject to the terms and conditions of this Agreement.

2.2. License Grants.

2.2.1. Lilly License. Subject to the terms and conditions of this Agreement, TRex hereby grants to Lilly and its Affiliates an exclusive license, with the right to sublicense (through multiple tiers, subject to Section 2.2.2), under the Licensed Intellectual Property solely to Develop, Manufacture, Commercialize or otherwise exploit Program Molecule(s) and Product(s) in the Field in the Territory.

2.2.2. Lilly Sublicensing. Lilly and its Affiliates shall have the right to grant sublicenses of the rights granted to Lilly and its Affiliates under Section 2.2.1 to any Third Party (through multiple tiers); provided that (a) each sublicense granted by Lilly or its Affiliate to a Third Party shall be consistent with the terms and conditions of this Agreement, and (b) Lilly shall be responsible to TRex for compliance of its Sublicensees with the terms of this Agreement including all relevant restrictions, limitations and obligations.

2.2.3. TRex License. Subject to the terms and conditions of this Agreement, Lilly hereby grants to TRex during the applicable Research Term, solely to the extent necessary for TRex to perform TRex’s activities under the applicable Research Plan, a non-exclusive, royalty-free, fully paid-up license, with the right to sublicense to Permitted Subcontractors (through multiple tiers, subject to Section 2.2.4 and Section 2.2.5), under Lilly Agreement IP, Lilly Background IP, and Lilly’s interest in all Know-How and Patents within the Joint Project IP, solely to perform such activities under such Research Plan; provided, that such license does not include any Manufacturing-related Lilly Background IP except as necessary for receiving, handling, or storing Program Molecules received from Lilly.

2.2.4. TRex Sublicensing. TRex shall have the right to grant sublicenses of the rights granted to TRex under Section 2.2.3 to any Permitted Subcontractor (through multiple tiers, subject to Section 2.2.5); provided that, without limiting the terms of Section 2.2.5, (a) each sublicense granted by TRex to a Third Party or its Affiliate shall be consistent with the terms and conditions of this Agreement; and (b) TRex shall be responsible to Lilly for compliance of its sublicensees with the terms of this Agreement including all relevant restrictions, limitations and obligations.

2.2.5. Subcontracting.

(i) During the applicable Research Term, TRex shall have the right to subcontract to a Permitted Subcontractor the responsibility to perform, on TRex’s behalf, specific Research Program Activities for which it is responsible under the Research Plans. Any subcontracting by TRex to a Permitted Subcontractor with respect to Research Program Activities under such Research Plans shall be subject to a written agreement that requires such Permitted Subcontractor to (a) assign or exclusively license (with the right to grant sublicenses through multiple tiers) (or, solely with respect to an academic institution, university or non-commercial Third Party, an exclusive option to obtain or negotiate such license) to the subcontracting Party all Intellectual Property Rights created, conceived or generated in the performance of activities under such agreement to the extent related to Development, Manufacturing, Commercialization or other exploitation of Program Molecule(s) or Products, as applicable; provided, however, that TRex shall be entitled to grant customary carve-outs relating to inventions that are created, conceived or generated in connection with the performance of any subcontracted activities and are solely improvements to the Permitted Subcontractor’s background Intellectual Property Rights (provided, that any such carved-out inventions are licensed in a manner sufficient to enable activities under this Agreement), (b) comply with confidentiality obligations that are at least as restrictive as the terms and conditions of this Agreement (but of shorter duration if customary under the circumstances), and (c) not further subcontract such subcontracted activities, except to the extent such further subcontract is to another Permitted Subcontractor. TRex shall oversee the performance of its direct and indirect Permitted Subcontractors and shall at all times remain responsible for, and shall be liable under this Agreement with respect to, any breach of this Agreement resulting directly or indirectly from the performance, or failure to perform, by any of its Permitted Subcontractors.

(ii) During the Term (including the applicable Research Term), Lilly and its Affiliates and Sublicensees shall have the right to subcontract to subcontractors the responsibility to perform, on Lilly’s behalf, activities for which it is responsible under this Agreement. Any subcontracting with respect to activities under this Agreement shall be subject to a written agreement. Without limiting the foregoing, Lilly shall at all times remain responsible for, and shall be liable under this Agreement with respect to, any breach of this Agreement resulting directly or indirectly from the performance, or failure to perform, by any such subcontractors.

2.3. Exclusivity.

2.3.1. TRex Exclusivity. [***]

2.3.2. Change of Control.

(i) If TRex or its Affiliate is acquired by a Third Party through a Change of Control, then the Acquirer shall not cause TRex to be in breach of Section 2.3.1 so long as such Acquirer (a) does not (1) use, reference or otherwise exploit, directly or indirectly, any Confidential Information of Lilly, Lilly Background IP, Lilly Agreement IP, or Licensed Intellectual Property for any purpose that would result in a breach of Section 2.3.1; nor (2) assert any claim against Lilly or its Affiliates or Sublicensees related to the infringement of any CoC IP in connection with Lilly’s or its Affiliate’s or Sublicensees’ exploitation of a Program Molecule or Product in accordance with this Agreement; and (b) establishes and enforces, along with TRex and any applicable Affiliate, Firewalls for as long as TRex performs any Research Program Activities.

(ii) Notwithstanding Section 2.3.1, if (a) TRex or any of its Affiliates acquires a Third Party (by merger, sale, consolidation, reorganization or other change of control (including a Change of Control)) so that such Third Party becomes an Affiliate over which TRex or its Affiliate has control, or (b) TRex or its Affiliate acquires all or substantially all of the assets of a Third Party (including any Subsidiaries or divisions thereof) (each of (a) and (b), a “TRex Acquisition”), and, in each case, prior to such TRex Acquisition, the Third Party (or any of such Third Party’s Affiliates or any successors or assigns of such Third Party or such Third Party’s Affiliates, other than TRex and its Affiliates as of the TRex Acquisition) already has, or the acquired assets contain, as applicable, a program that would otherwise violate any of Section 2.3.1 (a “TRex Acquisition Program”), then TRex will (and TRex will cause any applicable Affiliate), within thirty (30) days after the closing of such TRex Acquisition, provide written notice to Lilly that TRex or such Third Party or such Third Party’s Affiliate has rights to a TRex Acquisition Program as a result of a TRex Acquisition, which written notice will indicate whether TRex (or an appliable Affiliate) or such Third Party or such Third Party’s Affiliate will (1) divest its rights to such TRex Acquisition Program, or (2) cease the conduct of such TRex Acquisition Program. If TRex provides notice as described in clause (1) of the preceding sentence, TRex will divest or will cause the divestiture of such TRex Acquisition Program within twelve (12) months after the date of TRex’s notice to Lilly, and if TRex provides notice as described in clause (2) of the preceding sentence, TRex will cease or will cause the cessation of the conduct of such TRex Acquisition Program as soon as reasonably practicable, and, in any event, within three (3) months after the date of TRex’s notice to Lilly, giving due consideration to ethical concerns and requirements under Applicable Law and any agreements with Third Parties; provided that, TRex and its Affiliates (A) do not use, reference or otherwise exploit, directly or indirectly, any Confidential Information of Lilly, Lilly Background IP, Lilly Agreement IP, or Licensed Intellectual Property in connection with such TRex Acquisition Program; and (B) establishes and enforces, Firewalls for as long as TRex performs any Research Program Activities.

2.3.3. Enforceability. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.3 be enforced to the fullest extent permissible under Applicable Laws and public policies applied in each jurisdiction in which enforcement is sought. Lilly and TRex believe that the restrictive covenants in this Section 2.3 are valid and enforceable. However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, and such amendment shall apply only with respect to the operation of such provision of this Section 2.3 in the particular jurisdiction in which such declaration is made.

2.4. No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Patents, Know-How, or other Intellectual Property Rights Controlled by the other Party or its Affiliates.

2.5. Other Activities. Except as expressly provided in this Article 2, each Party may: engage in Development, Manufacturing, Commercialization or other exploitation activities that utilize technologies similar to or involve compounds, biologics or products competitive with those contemplated by this Agreement. Except as expressly provided in this Agreement (including as provided in this Article 2), nothing in this Agreement, including any obligation to promote Products or any restriction on the use of Confidential Information, shall create, for either Party: (a) any obligation not to Develop, Manufacture, Commercialize or otherwise exploit any product; or (b) any obligation to utilize a sales force for Products separate from sales forces for other products.

Each Party has limited resources, and, as a result, it is anticipated that, subject to the terms and conditions of this Agreement (including as provided in this Article 2), personnel assigned to the activities contemplated by this Agreement may also participate in other activities that may utilize technologies similar to or involve products competitive with those contemplated by this Agreement.

Article 3
Governance; Responsibility

3.1. Alliance Managers. Within [***] following the Effective Date, Lilly and TRex shall each designate an individual (the “Alliance Manager”) who will be the main point of contact for each Party to exchange information, facilitate communication, coordinate the Parties’ activities under this Agreement and to provide support to the JRC. Either Party, upon prior written notice to the other Party, may change its Alliance Manager. Each Party’s Alliance Manager shall possess a general understanding of this Agreement and of matters relating to Development, regulatory and Commercialization of therapeutic antibodies and products. The Alliance Managers may not be members of the JRC, but will attend and facilitate JRC meetings.

3.2. Joint Research Committee.

3.2.1. Formation; Duration. Within [***] following the Effective Date, the Parties shall establish a joint research committee (the “JRC”). The JRC will be comprised of at least four (4), and no more than six (6), members in total and an equal number of representatives from each Party unless otherwise agreed to by JRC co-chairpersons. Each Party will ensure that the members appointed by it have the appropriate level of seniority and decision-making authority. Any member of the JRC may designate a substitute to attend and perform the functions of that member at any meeting of the JRC. Each Party may replace any of its JRC representatives at any time on at least [***] Business Days’ prior written notice to the other Party. The JRC shall have co-chairpersons. TRex and Lilly shall each select from their representatives a co-chairperson for the JRC and each Party may change its designated co-chairperson from time to time upon written notice to the other Party. The co-chairpersons of the JRC, or an appropriate designee of such co-chairperson, shall be responsible for calling meetings, and preparing and circulating an agenda in advance of each meeting of such committee; provided that the committee co-chairpersons shall call a meeting of the applicable committee promptly upon the written request of either co-chairperson to convene such a meeting.

3.2.2. Secretary; Minutes. The Lilly Alliance Manager will be responsible for preparing reasonably detailed written minutes of all JRC meetings that reflect, without limitation, material decisions made, action items identified and unresolved matters discussed at such meetings. Alliance Managers shall review the respective JRC decisions and action items with the JRC at the end of each meeting to ensure alignment before closing the meeting. The initial draft of the complete meeting minutes for a given JRC meeting shall be completed promptly following each such meeting and circulated to the JRC members for subsequent review and approval. Each JRC or applicable JRC members shall have ten [***] from receipt of such draft meeting minutes in which to comment on and to approve such minutes (such approval not to be unreasonably withheld, conditioned or delayed). If an applicable JRC member, within such time period, does not notify the JRC co-chairpersons or their designees that he/she does not approve of the minutes, the minutes shall be deemed to have been approved by such member.

3.2.3. Meetings. The JRC shall meet at such times as it elects to do so; provided that the JRC will meet at least once every three (3) months. Such meetings shall be held via teleconference or videoconference or otherwise, or as otherwise agreed by the JRC. Additionally, either Party may request a meeting of the JRC to resolve any disputed matters; provided that the requesting Party provides at least [***] prior written notice to the co-chair of the JRC appointed by the other Party and such notice includes a proposed agenda for such meeting. Any subcommittee and working team established hereunder will establish a meeting frequency and meeting protocol necessary to coordinate and conduct the activities for which it is responsible, as agreed by the Parties. Any in-person meetings will be held on an alternating basis between a location designated by TRex and Lilly, unless otherwise agreed by the Parties. Each Party will be responsible for its own expenses relating to any meetings. Each Party may, subject to prior written consent of the other Party, invite non-member non-voting representatives of such Party to attend meetings of the JRC, provided that (a) no Third Party personnel attend such meetings of the JRC, unless otherwise agreed by the Parties, and (b) each such non-member representative shall be bound by limited-use and confidentiality obligations substantially as protective of the non-inviting Party. All committee and team meetings will be conducted in English, and all documents (including plans, budgets and Clinical Trial protocols) will be in English.

3.3. Committee Decision-Making; Escalation.

3.3.1. Escalation; Decision-Making Authority. [***]

3.3.2. Day-to-Day Execution of Research Plan. [***]

3.3.3. Exceptions. [***]

3.4. [***]

3.4.1. Responsibilities. Subject to Section 3.4.2 below, the JRC is responsible for:

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***] [***]

[***]

3.4.2. Limitations. [***]

3.5. Discontinuation of the JRC. On a Licensed Target-by-Licensed Target basis, the JRC shall exist during the applicable Research Term and thereafter until the earlier of (a) first dosing of a Product directed to such Licensed Target in the first Phase 1 Clinical Trial, (b) Lilly assuming Research Program Activities pursuant to Section 4.4, (c) Lilly exercising the Alternative Remedy pursuant to Section 8.2.4, or (d) the Parties otherwise mutually agreeing in writing to disband the JRC. Once the JRC is disbanded, the JRC shall have no further obligations under this Agreement and, thereafter, the Alliance Managers shall be the points of contact for the exchange of information under this Agreement and decisions of the JRC shall be decisions between the Parties, subject to the other terms and conditions of this Agreement.

3.6. Responsibility for Affiliates and Third Parties. Each Party shall cause its Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensees, and any Third Party acting on behalf of it or its Affiliates under this Agreement, to comply with the terms and conditions of this Agreement. Each Party shall be and remain responsible and liable to the other Party for any acts or omissions of its Affiliates or Sublicensees (only with respect to acts or omissions in connection with this Agreement), or any such Third Party (only with respect to acts or omissions in connection with this Agreement), in each case to the extent such acts or omissions would have constituted breach of this Agreement if they were the acts or omissions of such Party. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against any such Affiliate, Sublicensee or Third Party, for any obligation or performance hereunder prior to proceeding directly against such Party.

Article 4
Research Program

4.1. General. During the applicable Research Term, TRex and Lilly shall conduct research and discovery with respect to applicable Program Molecule(s) in accordance with the applicable Research Plan, and as set forth in this Article 4. The Research Programs shall be coordinated by the Parties through the JRC.

4.2. Research Plan.

4.2.1. Research Plan. The initial Research Plan(s) with respect to each Licensed Target are set forth in Schedule 1.141. Any updates to the Research Plans shall include, to the extent applicable, (i) the timelines and other applicable terms for the transfer of certain materials; (ii) the Development activities to be conducted, and the allocation of such activities between the Parties, with the goal of identifying and developing one or more Development Candidates directed to each Licensed Target; (iii) the anticipated timeline for such activities; (iv) data to be provided to the JRC; and (v) the Deliverables to be provided by each Party to the other Party.

4.2.2. Cooperation. At the reasonable request of either Party, the Parties will periodically discuss the operational aspects of each Research Plan and the corresponding Research Program Activities. During the Research Term, each Party will share available information reasonably requested by the other Party regarding the foregoing, as well as information as the JRC may reasonably request, in each case, to enable the other Party to execute its Research Program Activities with the ultimate goal of enabling Lilly to make a decision as to whether to initiate a GLP Tox Study, and reasonably make available those of its personnel who are knowledgeable regarding the foregoing. Each Party shall provide updates, including a summary of applicable data, of its respective Research Program Activities under each Research Plan in advance of each JRC meeting.

4.2.3. JRC Review; Amendments. The JRC shall regularly review each Research Plan and the progress of corresponding Research Program Activities, in no event less frequently than once each Calendar Quarter (unless otherwise agreed to by the Parties). Either Party may propose amendments to any Research Plan to take into account completion, commencement, or cessation of Research Program Activities contemplated in the then-current version of such Research Plan or any newly available information. Such amendments shall be effective upon JRC approval, subject to Section 3.3. The JRC may expand or reduce the scope of the Research Plan(s) based upon mutual agreement of the Parties.

4.3. Research Program Activities.

4.3.1. Performance. Each Party shall use Commercially Reasonable Efforts to perform the Research Program Activities delegated to it in the Research Plans. The Parties will provide updates at each regular meeting of the JRC of the Research Program Activities performed by such Party since the prior meeting of the JRC.

4.3.2. Deliverables. During the Term, each Party shall keep the other Party reasonably informed on the status, progress, and results of its activities under each active Research Plan by providing the other Party, via the JRC, with periodic reports containing summaries of the results of its Research Program Activities. Each Party shall also prepare and deliver all Deliverables for Research Program Activities for which it is responsible in accordance with the applicable Research Plan to the other Party. In the event that the Party receiving such Deliverable or report disputes that the applicable related Research Program Activity is complete or consistent with the Research Plan, or there is any other dispute with respect to such Research Program Activity, such Party shall provide written notice to the other Party no later than [***] after receipt of such Deliverable. The Party who performed such Research Program Activity shall, no later than [***] from receipt of such written notice, agree to re-perform such Research Program Activity, update such Deliverable, or escalate such dispute to the JRC to resolve.

4.3.3. Development Candidates. [***]

4.4. Lilly’s Right to Assume Research Program Activities for [***], and [***] [***]

4.5. Research Program Costs. [***]

4.6. Record-Keeping. Each Party shall maintain records in a secure environment, for at least three (3) years or such longer period necessary to comply with its internal record retention period and Applicable Laws or as reasonably necessary to support the prosecution, maintenance and enforcement of Patents in accordance with Article 10, regarding such Party’s conduct of the Research Program Activities for which it is responsible after the applicable Research Program Activity is completed, in good scientific manner, compliant with GRPs, GLPs and appropriate for Patent and regulatory purposes, which shall properly reflect the work done and results achieved by such Party in the performance of such Research Program Activity.

4.6.1. Copies and Review of Records. No more than once per Calendar Year (unless for cause or as otherwise as agreed to by the Parties in good faith), during the period that records are required to be maintained pursuant to this Section 4.6, Lilly shall have the right to review and copy, upon reasonable notice, during normal business hours, and at Lilly’s sole expense, any records referred to in this Section 4.6, and as otherwise necessary to conduct a compliance audit, solely for purposes of exercising its rights or fulfilling its obligations under this Agreement.

4.6.2. Consultation Regarding Records. Lilly shall have the right to arrange with TRex for Lilly’s employee(s) or consultant(s) involved in the activities contemplated under the Research Programs to visit the offices and laboratories of TRex, its Affiliates and their Permitted Subcontractors during normal business hours and upon reasonable notice (or alternatively, to arrange an audio-visual conference with such personnel at such locations and during such hours), and to discuss the Research Program work and its results in detail with the technical personnel and consultant(s); provided that any such visits shall occur no more frequently than once per Calendar Year with respect to each Research Program.

4.6.3. Right to Audit. Lilly shall have the right to designate an independent Third Party expert to perform customary for-cause and routine compliance audits of TRex and its Affiliates and their Permitted Subcontractors, with respect to performance of the Research Program Activities by or on behalf of TRex, exercisable no more than once (except in the event that additional “for cause” audits are required) per Calendar Year with respect to each Research Program during the applicable Research Term and for one (1) year thereafter, on reasonable prior written notice.

4.7. TRex Platform Technology. Notwithstanding any provision to the contrary set forth in this Agreement, in no event will TRex be obligated to provide to Lilly any Know-How that comprises all or any part of the TRex Platform Technology, even if such access or use by Lilly may be considered reasonably useful to complete the Research Program Activities, or to exploit Program Molecule(s) or Product(s).

4.8. Transfer of Materials. Each Party may, if necessary to execute the Research Programs, need to transfer certain physical materials to the other Party that are not otherwise delivered under a supply or other separate agreement between the Parties or their Affiliates. In each such case, any such materials provided to a Party shall (i) be accompanied by a mutually-executed materials transfer record substantially in the form of Schedule 4.8 (each a “Materials Transfer Record Form”), (ii) only be used for the purposes set forth on the Materials Transfer Record Form executed for such materials, and (iii) be subject to any other additional terms set forth on the Materials Transfer Record Form executed for such materials; provided that this Agreement shall control in the event of a conflict with the terms of a Material Transfer Record Form, and the receiving Party’s signature to any Materials Transfer Record Form shall constitute its binding agreement to (1) only use the applicable materials for such limited use(s) and (2) comply with any such additional terms with respect to the applicable materials. The receiving Party shall not transfer such materials to any Third Party, except as necessary to exercise its rights or perform its obligations under this Agreement (or, in the case of Lilly, to Develop, Manufacture, Commercialize or otherwise exploit any Program Molecule or Product), and any such Third Party recipient of the materials shall be obligated to intellectual property, confidentiality and non-use terms that are no less protective of the Party providing such materials as those set forth herein (but of shorter duration if customary under the circumstances).

Article 5
FURTHER DEVELOPMENT, MANUFACTURE AND Commercialization

5.1. Technology Transfer and Ongoing Regulatory Support. On a Research Program-by-Research Program basis, promptly following the end of the applicable Research Term, and without limiting TRex’s obligations under Section 4.3.2, TRex shall perform a one-time per Research Program technology transfer by providing to Lilly copies of all Know-How generated under this Agreement or the Research Agreement, or otherwise within the Licensed Intellectual Property that is necessary or reasonably useful for Lilly’s Development, Manufacture, Commercialization, or other exploitation of Program Molecule(s) and Product(s), including such Know-How that is necessary or reasonably useful for Regulatory Filings. Subject to the terms and conditions of this Agreement, during the Term, upon Lilly’s reasonable request, TRex shall (or shall cause each applicable Affiliate to) provide technical and regulatory assistance to Lilly, to the extent necessary or reasonably useful for Lilly’s Development, Manufacture, Commercialization, or other exploitation of Program Molecule(s) and Product(s) to Lilly. In addition, TRex will provide to Lilly cell line(s), constructs, and media information that is in TRex’s or its Affiliate’s Control as of the last day of the applicable Research Term, free of charge. On a Research Program-by-Research Program basis, TRex shall provide such assistance to Lilly at TRex’s expense, up to a total of [***]; provided that the foregoing assistance shall not be limited by any obligation or FTE hours undertaken by TRex pursuant to Section 4.3.2. After such [***] Lilly shall reimburse TRex for TRex’s FTE Costs in the performance of TRex’s obligations under this Section 5.1.

5.2. Subsequent Research and Development. Except as otherwise expressly set forth in this Agreement, as between the Parties, Lilly will be solely responsible for carrying out and funding Development, Manufacture and Commercialization of Program Molecule(s) following the applicable Research Term.

5.3. Lilly Performance. Subject to the terms and conditions of this Agreement, on a Research Program-by-Research Program basis, following the applicable Research Term, as between the Parties, Lilly shall have the right to determine the Products to be Developed by it. All decisions regarding such Development shall be, as between the Parties, at Lilly’s sole discretion, subject to Lilly’s obligations under this Agreement. Lilly, acting in accordance with this Agreement, shall use Commercially Reasonable Efforts to [***] For clarity, the foregoing diligence obligation may be satisfied through Affiliates or Sublicensees. Upon the [***] of a [***] Product, [***] Product, or [***] Product in the U.S., the foregoing diligence obligation will expire for such Product. On a Licensed Target-by-Licensed Target basis, after the termination of the JRC in accordance with Section 3.5, and until First Commercial Sale of a Product in the Field in the Territory, Lilly, by March 1 of each Calendar Year, shall provide to TRex a high-level written summary describing the status of Development activities for Program Molecule(s) and Products that it has conducted during the recently-completed Calendar Year.

5.4. Regulatory Matters.

5.4.1. General. As between the Parties, Lilly shall have the exclusive right and sole responsibility for obtaining and maintaining all Regulatory Approvals for each Product in the Territory. Lilly shall own the Marketing Approvals, other Regulatory Approvals, the core labeling plus any drug master file and any foreign equivalents in the Territory and shall control the global safety database for each Product Developed, Commercialized, marketed and sold by Lilly or its Affiliates or their Sublicensees.

5.4.2. Reporting. As between the Parties, Lilly shall be responsible for the timely reporting to the appropriate Governmental Authorities or Regulatory Authorities in the Territory of all required regulatory information, including all adverse events and any other information concerning the safety of Products, in accordance with Applicable Law of the relevant countries in the Territory.

5.5. Commercialization. Lilly shall have the right to determine the Product(s) to be Commercialized in the Territory. All decisions regarding such Commercialization shall be at Lilly’s sole discretion, subject to Lilly’s obligations under this Agreement, including Lilly’s obligations set forth in Section 5.3. As between the Parties, Lilly shall have the exclusive right to engage in all marketing, advertising, promotional, launch and sales activities related to each Product in the Territory. Each Party shall (and shall cause its Affiliates to) refrain from engaging in any activities in violation of such allocation of exclusive rights or authorizing or assisting any other Person to do so. For clarity, Lilly’s obligations under this Section 5.5. may be satisfied through an Affiliate or Sublicensee.

5.6. Manufacture and Supply. As between the Parties, subject to TRex’s obligations to perform Research Program Activities, Lilly shall have the exclusive right to Manufacture all preclinical material, Clinical Trial material, and commercial supply material, for each Program Molecule and corresponding Products for the Territory.

Article 6
Financial Provisions

6.1. Upfront Payment. In consideration for the rights granted to Lilly, Lilly shall pay to TRex a one-time upfront payment of fifty-five million Dollars ($55,000,000) within [***] following the Effective Date.

6.2. Development Milestones. Within thirty (30) days following Lilly becoming aware of achievement of any development milestone event set forth in Table 6.2 (each, a “Development Milestone Event”), Lilly shall provide written notice to TRex of such achievement (except with respect to Development Milestone Event 1 below) and pay to TRex the corresponding milestone payment indicated in Table 6.2 (each payment to be made in accordance with this sentence, a “Development Milestone Payment”). Each Development Milestone Payment shall be payable only once for the first (a) [***] Product, (b) [***] Product and (c) [***] Product to achieve such milestone, regardless of the number of Products that ultimately achieve such Development Milestone Event, and no Development Milestone Payment shall be payable for subsequent or repeated achievements of the same Development Milestone Event, whether by the same or different Products.

Table 6.2 – Development Milestone Payments

Development Milestone Event	Development Milestone Payment for [***] Product	Development Milestone Payment for [***] Product	Development Milestone Payment for [***] Product
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

If any of Development Milestone Events 1 through 3 is skipped with respect to a particular Product (i.e., a later Development Milestone Payment is payable before an earlier Development Milestone Payment for such particular Product), then the skipped Development Milestone Event(s) will be deemed to have been achieved upon the achievement of the subsequent Development Milestone Event(s).

For clarity, the maximum total amount payable by Lilly under this Section 6.2 is three hundred five million Dollars ($305,000,000) (i.e., achievement of each Development Milestone Event by a [***] Product, [***] Product and [***] Product).

6.3. Commercial Milestones. Within thirty (30) days following Lilly becoming aware of achievement of any commercial milestone event set forth in Table 6.3 (each, a “Commercial Milestone Event”), Lilly shall provide written notice to TRex of such achievement and pay to TRex the corresponding milestone payment indicated in Table 6.3 (each payment to be made in accordance with this sentence, a “Commercial Milestone Payment”). Each Commercial Milestone Payment shall be payable only once for the first (i) [***] Product, (ii) [***] Product and (iii) [***] Product to achieve such milestone, regardless of the number of Products that ultimately achieve such Commercial Milestone Event, and no Commercial Milestone Payment shall be payable for subsequent or repeated achievements of the same Commercial Milestone Event, whether by the same or different Products.

Table 6.3 – Commercial Milestone Payments

Commercial Milestone Event	Commercial Milestone Payment for [***] Product, [***]Product or [***] Product
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

*For purposes of this Table 6.3 a “First Commercial Sale” in the context of a 2nd Indication means the first sale after Regulatory Approval of such Product in the relevant jurisdiction for a 2nd Indication as an approved Indication in the drug package insert or label.

For clarity, the maximum total amount payable by Lilly under this Section 6.3 is four hundred seventy two million five hundred thousand Dollars ($472,500,000) (i.e., achievement of each Commercial Milestone Event by a [***] Product, [***] Product and [***] Product).

6.4. Sales Milestones. The first time that the total Net Sales of a Product in the Territory during any Calendar Year equal or exceed a threshold set forth in Table 6.4 (each, a “Sales Milestone Event”), Lilly shall provide written notice to TRex of such achievement and pay to TRex the corresponding milestone payment set forth in Table 6.4 (each, a “Sales Milestone Payment”); provided, that Lilly shall notify and pay each Sales Milestone Payment within sixty (60) days after the end of the Calendar Quarter in which the Sales Milestone Event first occurred. For clarity, each Sales Milestone Payment shall be payable only once for the first (i) [***] Product, (ii) [***] Product and (iii) [***] Product to achieve such milestone, regardless of the number of Products that ultimately achieve such Sales Milestone Event, and no Sales Milestone Payment shall be payable for subsequent or repeated achievements of the same Sales Milestone Event, whether by the same or different Products.

Table 6.4 – Calendar Year Sales Milestone Payments

Calendar Year Net Sales Threshold Product-by-Product	Commercial Milestone Payment for [***] Product, [***] Product or [***] Product
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For purposes of determining whether a Sales Milestone Event has occurred under this Section 6.4, the total Net Sales of a Product shall be calculated on a worldwide basis for all jurisdictions within the Territory for which the Royalty Term for such Product is effective. If applicable, the total Net Sales of a Product in each jurisdiction shall be converted to Dollars in accordance with Section 6.6 for purposes of determining whether a Sales Milestone Event has occurred.

The annual computation of the foregoing Sales Milestone Events shall be on a Calendar Year basis. In addition, the Sales Milestone Payments are additive, such that if more than one Sales Milestone Event specified above is achieved in the same Calendar Year, then each corresponding Sales Milestone Payment for such Sales Milestone Event will be payable.

For clarity, the maximum total amount payable by Lilly under this Section 6.4 is one billion and fifty million Dollars ($1,050,000,000) (i.e., achievement of each Sales Milestone Event by a [***] Product, [***] Product and [***] Product).

6.5. Royalties.

6.5.1. Calculation. Lilly shall pay to TRex a royalty, on a Product-by-Product basis, in an amount equal to the Net Sales in the Territory for such Product (subject to Section 6.5.2) multiplied by the applicable royalty rate percentage(s) specified in Table 6.5.1, subject to adjustment in accordance with Section 8.2.4 (to the extent applicable). The applicable royalty rate percentage is determined based upon the then-current total Net Sales in the Field in the Territory for such Product (such payment for each Product, a “Royalty Payment”).

Table 6.5.1 – Royalty Rate Percentages

Total Net Sales for Calendar Year	Royalty Rate Percentage
For the portion of annual Net Sales of the Product greater than $0 and equal to or less than $1,000,000,000	6.0%
For the portion of annual Net Sales of the Product greater than $1,000,000,000 and equal to or less than $2,000,000,000	8.0%
For the portion of annual Net Sales of the Product greater than $2,000,000,000	10.0%

Subject to Section 6.5.2, the total Net Sales of a Product shall be calculated on a worldwide basis for all jurisdictions within the Territory for which the Royalty Term for such Product is effective. If applicable, the Net Sales in each jurisdiction shall be converted to Dollars in accordance with Section 6.6 (including for purposes of determining the then-current total Net Sales). Each royalty rate percentage in Table 6.5.1 applies only to the specified range of Net Sales for each Product. For example, if the total Net Sales of a Product during a Calendar Year was $2,500,000,000, the total Royalty Payment for such Calendar Year for such Product would be $190,000,000, calculated as ($1,000,000,000 x 6.0%) + ($1,000,000,000 x 8.0%) + ($500,000,000 x 10.0%).

6.5.2. Royalty Term. The obligation to pay royalties for a given Product shall apply only during the Royalty Term for such Product, as determined on a country-by-country basis. Net Sales that occur outside of the Royalty Term for a given Product (as determined on a country-by-country basis) shall be excluded from the Royalty Payment and Sales Milestone Payment calculations for such Product (including for purposes of determining then-current total Net Sales).

6.5.3. Timing; Report. Lilly shall furnish TRex with a quarterly report on sales of the Product within [***] after the end of each Calendar Quarter. Said report will be consistent with the general form provided by Lilly to other Third Party licensors and shall include the Net Sales and Royalty Payment due. Royalty Payments shown to have accrued by each royalty reporting date shall be due and payable on the date such royalty report is due.

6.5.4. Anti-Stacking. On a country-by-country and Product-by-Product basis, in the event that Lilly or any of its Affiliates or Sublicensees are required to make any payments to one or more Third Parties to obtain a license under any such Third Party’s Patents or Know-How that are necessary or reasonably useful in Developing, Manufacturing, Commercializing or otherwise exploiting a given Product in a particular country (such payments, “Third Party License Payments”), then any amounts that are payable by Lilly to TRex pursuant to Section 6.5.1 with respect to such Product in such country in a Calendar Quarter shall be reduced by [***] of the total amount of any Third Party License Payments that are attributable to the Developing, Manufacturing, Commercializing or otherwise exploiting such Product paid or payable with respect to such country (or, if not applicable, during) such Calendar Quarter; provided that (a) no such amount may be reduced below [***] of the amounts payable under Section 6.5.1 as a result of such Third Party License Payments; and (b) more than one (1) amount payable in connection with a Third Party License Payment may be used to reduce such amounts payable by Lilly to TRex. For clarity, the purchase of tangible consumables (e.g., reagents) solely for cash consideration is not a license to Intellectual Property under this Section 6.5.4.

6.5.5. Generic Competition. On a country-by-country and Product-by-Product basis, (a) following the Loss of Market Exclusivity for a given Product in a given country in a Calendar Year, the royalty rate applicable to the Net Sales of such Product in such country shall be permanently reduced by [***], and (b) following the date on which, after the first sale of a Generic Equivalent with respect to such Product in such country, the Net Sales for a given Calendar Quarter in such country for such Product has decreased by greater than [***] for such Product in such country, the royalty rate applicable to the Net Sales of such Product in such country shall be permanently reduced by [***], and (in the case of clause (b)) Lilly shall have no obligation to pay any royalties to TRex on such Product in such country.

6.5.6. No Valid Claim. On a country-by-country and Product-by-Product basis, if, at any time during a Calendar Quarter for which a Royalty Payment is payable with respect to such country and such Product there is no Valid Claim for such Product in such country, then the royalty rate with respect to such country and such Product shall be reduced [***] for such Calendar Quarter and going forward thereafter in that country.

6.5.7. Cumulative Floor. Notwithstanding the foregoing, except with respect to reductions made pursuant to Section 6.5.5, in no event shall the royalty payable with respect to such Product in any country be reduced by more than [***] relative to what would otherwise have been due under Section 6.5.1 absent the reductions set forth in Sections 6.5.4, 6.5.5 and 6.5.6. Lilly may carry forward any such reductions permitted under Sections 6.5.4, 6.5.5 and 6.5.6 that are incurred or accrued in a Calendar Quarter but are not applied against royalties due to TRex for such Product in such country in such Calendar Quarter as a result of the foregoing floor and apply such amounts against royalties due to TRex for such Product in such country in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 6.5.7) until the amount of such reduction has been fully applied against royalties due to TRex for such Product in such country.

6.6. Currency Conversion. All payments hereunder shall be made in Dollars, and shall be made by electronic wire transfer of immediately available funds to an account designated in writing by TRex. Lilly’s then-current standard exchange rate methodology, or, in the case of Sublicensees, such similar methodology, will be employed for the translation of foreign currency sales into Dollars, which methodology must be used by Lilly in the translation of its foreign currency operating results, is consistent with its consistently applied accounting principles, is audited by Lilly’s independent certified public accountants in connection with the audit of the consolidated financial statements of Lilly, and is used for external reporting of foreign currency operating results.

6.7. Taxes and Withholding.

6.7.1. Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and in compliance with Applicable Law, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective, including by completing and filing documents required or permitted under the provisions of any Applicable Laws in connection with a claim of exemption from, or entitlement to a reduced rate of, withholding taxes or in connection with any claim to a refund of or credit for any payment of such taxes. Notwithstanding the foregoing, for clarity, it is TRex’s sole responsibility to prepare and file required documents necessary to claim an exemption from withholding tax or to claim a reduced rate of withholding tax, at TRex’s sole expense.

6.7.2. Payment of Tax. The milestones, royalties and other amounts payable by Lilly to TRex under this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Except as provided in this Section 6.7, TRex shall be solely responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be deducted from Payments and remitted by Lilly) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Lilly shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if TRex is entitled under any applicable tax treaty or Applicable Law to a reduction in the rate of, or the elimination of, any applicable withholding tax, it may deliver to Lilly or the appropriate Governmental Authority (with the assistance of Lilly to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Lilly of its obligation to withhold such tax and Lilly shall apply the reduced rate of withholding or dispense with withholding as the case may be; provided that Lilly has received TRex’s delivery of all applicable forms in a form satisfactory to Lilly (and, if necessary, evidence, in a form satisfactory to Lilly, of TRex’s receipt of appropriate governmental authorization) at least [***] prior to the time Payments are due. If in accordance with the foregoing, Lilly withholds any amounts of tax, it shall pay to TRex the balance when due, make timely payment to the proper tax authority of the withheld amount and send to TRex proof of such payment within ninety (90) days following such payments.

6.8. Late Payment. In the event that any payment due hereunder is not made when due, then the payment shall bear interest at a rate equal to the Secured Overnight Financing Rate (SOFR) rate effective for the date that payment was first due as reported by The Wall Street Journal

(U.S. Internet edition at www.wsj.com) plus [***]. Such interest shall be computed on the basis of a year of three hundred sixty (360) days, calculated from the due date until the date of payment.

6.9. Financial Records.

6.9.1. Record-Keeping. Lilly shall keep, and shall cause its Affiliates, and shall use Commercially Reasonable Efforts to cause its Sublicensees to keep, complete and accurate records, which may be necessary to ascertain properly and to verify the Development Milestone Payments, Commercial Milestone Payments, Sales Milestone Payments, and Royalty Payments due hereunder. Such records shall be kept for such period required by Applicable Laws, but no less than [***] following the end of the Calendar Year to which they pertain.

6.9.2. Audits. During the Term and for three (3) years thereafter, TRex shall, not more than once each Calendar Year, have the right to have a Big Four Accounting Firm (the “Auditor”) inspect the records of Lilly for the purpose of determining the accuracy of Sales Milestone Payments and Royalty Payments. No period will be audited more than once except for-cause, and such audit may only be exercised during normal business hours upon reasonable prior written notice to Lilly. TRex shall submit an audit plan, including audit scope, to Lilly for Lilly’s approval, which shall not be unreasonably withheld, conditioned or delayed, prior to audit implementation. The Auditor shall keep confidential any information obtained during such inspection and shall report to the Parties only the amounts of Net Sales and Sales Milestone Payments or Royalty Payments due and payable. TRex shall bear the full cost of such audit, unless such audit discloses an underpayment by Lilly of the greater of (i) [***] and (ii) [***] of the Royalty Payments paid for the royalty period subject to the audit, in which case, Lilly shall bear the cost of such audit and shall remit to TRex the amount of any underpayment within thirty (30) days of the date the Auditor’s written report is received. Any overpayment by Lilly revealed by an audit shall be credited against future payments owed by Lilly to TRex (and if no further payments are due, shall be refunded by TRex at the request of Lilly within thirty (30) days of the receipt of the request).

Article 7
Confidentiality

7.1. Confidential Information. Each Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) certain proprietary or confidential information of the Disclosing Party in connection with this Agreement. “Confidential Information” means all ideas, information and tangible materials of any kind, whether in written, oral, graphical, machine-readable, or other form, whether or not marked as confidential or proprietary, that are transferred, disclosed, or made available by the Disclosing Party or its Affiliates in connection with this Agreement. Without limiting the foregoing, the terms of this Agreement are the Confidential Information of both Parties (with each Party being deemed to be the Receiving Party) and shall be treated confidentially by each of the Parties, except as set forth in Section 7.4.

7.2. Restrictions. The Receiving Party shall (i) maintain in confidence the Disclosing Party’s Confidential Information with the same degree of care with which the Receiving Party holds its own confidential information of similar kind and value (but in no event less than a commercially reasonable degree of care); (ii) not disclose such Confidential Information to any

Third Party without the prior written consent of the other Party, except as otherwise expressly permitted below; and (iii) not use the Disclosing Party’s Confidential Information, except in connection with the performance of its obligations or exercise of its rights under this Agreement.

7.3. Exceptions. The obligations of confidentiality and restriction on use under Section 7.2 do not apply to any information that the Receiving Party can prove by competent evidence is: (i) now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available to the public; (ii) known by the Receiving Party, without any obligation to keep it confidential, at the time of receiving such information, other than by previous disclosure of the Disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (iii) hereafter furnished to the Receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto to the Disclosing Party; or (iv) independently discovered, developed or acquired by the Receiving Party without the use of Confidential Information belonging to the Disclosing Party. Specific aspects or details of Confidential Information will not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information will not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

7.4. Permitted Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party as expressly permitted by this Agreement or if and only to the extent such disclosure is reasonably necessary in the following instances (which instances shall be limited to the particular Confidential Information to which it applies):

(i) Prosecution and Maintenance of Patents as permitted by this Agreement;

(ii) Regulatory Filings for Product that such Party has a license or right to develop hereunder in a given country or jurisdiction;

(iii) prosecuting or defending litigation as permitted by this Agreement;

(iv) complying with applicable court orders or governmental regulations or regulators, including mutually recognized securities laws;

(v) in response to a valid request by a U.S., state, foreign, provincial, or local tax authority, in which case either Party may also disclose, without limitation, a copy of this Agreement (including any Schedules, and amendments hereto);

(vi) disclosure to its and its Affiliates’ employees, consultants, contractors and agents, and to Sublicensees or potential or actual collaborators in each case on a need-to-know basis in connection with the actual or planned Development, Manufacture, Commercialization or other exploitation of the Program Molecule or Product in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and limited-use at least as stringent as those herein;

(vii) disclosure of the existence of and the terms of this Agreement (and no other Confidential Information) to potential and actual investors, Acquirers, and other financial partners solely for the purpose of evaluating or carrying out an actual or potential investment, or acquisition, in each case, under written obligations of confidentiality and limited-use at least as stringent as those herein (but of shorter duration if customary under the circumstances); and

(viii) otherwise in exercise of its rights or in performance of its obligations hereunder.

[***]

7.5. Public Domain Information and Residual Knowledge. Nothing in this Agreement shall prevent a Party from using any Know-How that is in the public domain, provided such Know-How is not in the public domain through act or failure to act on the part of the Receiving Party. A Party shall also not be restricted under, and shall not be in breach of, this Agreement for using, within or outside this Agreement and for any purpose, any general knowledge, skill and expertise acquired by its employees (or its Affiliates’ employees) in their performance of this Agreement (“Residuals”) solely to the extent such Residuals shall have been retained in the unaided memory of such employees without use by the Party or such employees of, or reference to tangible copies of any Confidential Information of the other Party and such employees have not specifically or intentionally memorized any written or electronic information or documentation enabling the retention of Residuals in such employee’s memory; provided, further, that a Party’s use of such Residuals is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at such Party’s sole risk. Except to the extent a Party has granted exclusive rights to the other Party under any particular Intellectual Property Right, neither Party is forfeiting any rights that it may have to perform research activities in compliance with 35 U.S.C. § 271(e)(1) or any experimental or research use exemption that may apply in any country.

7.6. Confidentiality Survival. Each Party’s obligations under this Article 7 apply during the Term and continue for [***] thereafter.

7.7. Licensed Information. With respect to Licensed Intellectual Property that is specifically related to a Licensed Target or Product, TRex shall be subject to the terms and conditions of this Article 7 applied mutatis mutandis in the same manner that Lilly must treat such Licensed Intellectual Property (e.g., TRex shall use the same degree of care to protect the Licensed Intellectual Property as it uses to protect its other confidential information of a similar nature but in no event less than a reasonable degree of care), and, without limiting and subject to Sections 2.2.1 and 2.3.1, TRex shall, and shall cause its Affiliates, and its and their respective representatives to use and disclose Licensed Intellectual Property only as and to the extent Lilly can use and disclose TRex Confidential Information as provided in this Article 7 mutatis mutandis.

7.8. Public Statement. TRex shall be permitted to issue an initial press release no later than [***] following the Effective Date in the form attached hereto as Schedule 7.8. Either Party may, following the issuance of the above press release, make public statements or disclosures regarding the existence of this Agreement, the identity of the other Party, and those terms of this Agreement that have already been publicly disclosed, in each case without the consent of the other

Party; provided, that any such subsequent issuance retains the general context and same meaning of the initial issuance. For clarity, without limiting and subject to the confidentiality and limited-use obligations in this Article 7, either Party may, without the prior consent of the other Party, make any disclosure which is required by Applicable Law or the rules of the U.S. Securities and Exchange Commission (SEC) or any securities exchange, as reasonably advised by counsel, and such Party shall give the other Party prompt notice of any such legally required disclosure and an opportunity to comment on the proposed disclosure.

7.9. Publications. Notwithstanding anything to the contrary in this Agreement, as between the Parties, Lilly shall have the sole right to publish the results of the Research Programs and with respect to Program Molecule(s) and any corresponding Products (with due acknowledgement or authorship attributed to TRex, as appropriate) in accordance with this Section 7.9. Lilly shall provide TRex with an advance copy of the proposed publication prior to the date of the submission for such publication or the date of presentation of such publication, whichever is earlier, of any such submitted materials. TRex shall review such submitted materials and respond to Lilly within [***] for any publication in which to recommend any changes it reasonably believes are necessary to preserve any patentable invention or protect any Confidential Information belonging in whole or in part to TRex. If TRex informs Lilly that such publication, in TRex’s reasonable judgment, could be expected to (i) have a material adverse effect on any patentable invention owned by or licensed, in whole or in part, to TRex, or (ii) include any Confidential Information of TRex, Lilly shall delay or prevent such publication as follows: (a) with respect to a patentable invention, such publication shall be delayed sufficiently long (not to exceed [***] to permit the timely preparation and filing of a Patent application; and (b) with respect to Confidential Information of TRex, such Confidential Information shall be deleted from the publication upon the reasonable request of TRex. In the event TRex does not respond within the period specified above, Lilly will be free to make such proposed publication or presentation.

Article 8
Term and Termination

8.1. Term. The term of this Agreement commences on the Effective Date (except for Article 9 hereof, which shall be effective as of the Execution Date) and expires on a country-by-country and Product-by-Product basis, at the end of the Royalty Term for such Product in such country, unless this Agreement is earlier terminated (either in part or in whole, as applicable) in accordance with its terms and conditions (the “Term”). Notwithstanding anything to the contrary in this Agreement, upon expiration of the Royalty Term with respect to a given country and a given Product, the licenses granted to Lilly under this Agreement shall become fully paid-up, royalty-free, irrevocable and non-terminable, fully sub-licensable, transferable and perpetual with respect to such Product and such country.

8.2. Termination for Material Breach.

8.2.1. Termination. Subject to Section 8.2.2, either Party may terminate this Agreement if the other Party commits a material breach of this Agreement, and such material breach remains uncured or unremedied for sixty (60) days after receipt of written notice thereof from the non-breaching Party; provided that if such breach cannot reasonably be cured or remedied within sixty (60) days, the breaching Party shall be given a reasonable additional period of time to cure or remedy such breach. The non-terminating Party shall have no claim against the terminating Party for compensation for any loss of whatever nature solely by virtue of the termination of this Agreement in accordance with the foregoing sentence.

8.2.2. Disputes. If the alleged breaching Party disputes in good faith the existence of a material breach specified in a notice provided by the other Party in accordance with Section 8.2.1, and such alleged breaching Party provides the non-breaching Party notice of such dispute within the [***] cure or remedy period, then the non-breaching Party may not terminate this Agreement under Section 8.2.1 unless and until it has been finally determined pursuant to Article 13 that the alleged breaching Party has breached this Agreement and such Party fails to cure or remedy such breach within [***] following entry of a court or arbitration decision finding that the breaching Party breached this Agreement. During the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

8.2.3. Partial Termination. If Lilly has a right to terminate this Agreement in its entirety pursuant to Section 8.2.1, Lilly may alternatively elect to terminate with respect to the Licensed Target(s) or Product(s) at issue.

8.2.4. Lilly Option to Continue and Reduce Payments. [***]

8.3. Termination by TRex for Cessation of the [***] Program. Lilly will provide TRex with written notice of any internal decision to permanently cease Development of [***] before the first initiation of a first GLP Tox Study for a [***] Product. In addition, if, before the first initiation of a first GLP Tox Study for a [***] Product, Lilly, its Affiliates and its Sublicensees each cease for a consecutive period of [***] to Develop any [***] Product towards the goal of initiating a GLP Tox Study, other than as a result of a Force Majeure event pursuant to Section 14.1 or for safety (including drug class safety) reasons (“Shelving”), then TRex may, at any time thereafter prior to such Shelving being cured, terminate this Agreement with respect to [***] (as a Licensed Target) upon [***] prior written notice to Lilly; provided that (a) TRex has delivered notice to Lilly of Shelving that has been ongoing for a consecutive period of [***] or longer, and (b) Lilly, acting itself and/or through its Affiliates or Sublicensees, has not commenced conducting material development and/or commercialization activities within [***] from the date of such notice.

8.4. Termination by Lilly for Convenience. Lilly may, in its sole discretion, (a) prior to the completion of Research Program Activities under the applicable Research Plan for a Licensed Target, terminate this Agreement for such Licensed Target under such Research Plan upon thirty (30) days’ prior written notice to TRex, or (b) on and after the completion of Research Program Activities under the applicable Research Plan for a Licensed Target, terminate this Agreement (i) in its entirety for such Licensed Target or (ii) on a Product-by-Product basis for such Licensed Target, in each case (i) and (ii), upon ninety (90) days’ prior written notice to TRex.

8.5. Termination for Insolvency. To the extent permitted by Applicable Law, either Party may terminate this Agreement upon providing written notice to the other Party on or after the time that such other Party files or institutes a bankruptcy, reorganization, liquidation or receivership proceeding or upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors (a “Bankruptcy Filing”), by the other Party; provided, however, that in the case of any involuntary Bankruptcy Filing, such right to terminate will only become effective if the applicable Party consents to the involuntary bankruptcy or such proceeding is not dismissed within sixty (60) days after the filing thereof.

8.6. General Survival. The following provisions shall survive the expiration or termination of this Agreement: Article 1 (to the extent necessary to interpret other surviving provisions), Article 6 (with respect to amounts incurred and due at the time of expiration or termination of this Agreement ), Article 7 (for the time period specified in Section 7.6), Article 13 and Article 14, and Sections 2.4, 3.6 (with respect to the last two sentences), 4.6 (if applicable and for the relevant time periods set forth therein), 8.1 (with respect to the last sentence with respect to expiration, but not termination of this Agreement), 8.6-8.12 (inclusive and to the extent applicable) 10.1, 11.6, 12.2 and 12.3.

8.7. No Waiver. Termination of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

8.8. Effects of Termination. The following shall apply upon termination of this Agreement or of a specific Program Molecule or Product made in accordance with this Article 8:

8.8.1. All rights and licenses granted to each Party under Article 2 shall terminate automatically as of the effective date of termination of this Agreement in its entirety (or with respect to the terminated Program Molecule(s) and any corresponding Products, if terminated for specific Program Molecule(s)); provided that, if Lilly (or its Affiliates or Sublicensees) has inventory of usable Product(s) as of the effective date of termination, then Lilly (or its Affiliates or Sublicensees) may continue to sell off such inventory of Products in the Field in the Territory (and fulfill customer orders therefor), subject to Regulatory Approval, at an agreed upon selling price until the earlier to occur of [***] after the effective date of termination and the date on which Lilly (or its Affiliates or Sublicensees) no longer has such inventory of Product(s);

8.8.2. Any existing sublicense granted by Lilly or its Affiliate under Section 2.2.2 to a Sublicensee shall survive and become a direct license to such Sublicensee (a “Direct License”), unless such Sublicensee is (a) an Affiliate of Lilly, (b) in material default of any provision of the applicable sublicense, or (c) the basis for the termination of this Agreement is due to such Sublicensee’s actions or inactions, (in each case (a)-(c), an “Ineligible Sublicensee”). A sublicense to an Ineligible Sublicensee will automatically terminate upon the date of termination of this Agreement. Without limiting the foregoing, upon notice of termination that is not subject to a Dispute, Lilly shall promptly provide TRex with a fully-executed copy of any sublicense agreement, subject to applicable terms and conditions of such sublicense agreement, provided that Lilly shall have no obligation to provide TRex with a copy of a sublicense agreement between Lilly, on the one hand, and on the other hand, (i) an Ineligible Sublicensee or (ii) a Third Party (including a contract research organization or contract manufacturing organization) solely for the provision of services under such sublicense on behalf of Lilly or another Sublicensee. Lilly shall be entitled to redact proprietary non-public information of Lilly or the applicable Sublicensee or research plans under the sublicense to the extent not reasonably required for TRex to monitor Lilly’s and its Sublicensees’ compliance with the obligations under the applicable sublicense and this Agreement. Upon the request of a Sublicensee that is not an Ineligible Sublicensee no later than [***] days after the termination of this Agreement, TRex will enter a Direct License with such Sublicensee, provided that (x) in no event shall TRex have any obligations under such sublicense beyond the obligations expressly set forth in this Agreement and (y) the economic terms of such Direct License are consistent with this Agreement taking into account the territory and Product(s) covered by such sublicense;

8.8.3. The Parties shall cooperate, and use Commercially Reasonable Efforts, to wind-down and cease, in accordance with Applicable Law and industry standards, all activities then being performed by the Parties and their Affiliates hereunder;

8.8.4. Each Receiving Party shall destroy (at the Disclosing Party’s written request) all Confidential Information of the Disclosing Party in its possession as of the effective date of expiration or termination of this Agreement (with the exception of a restricted copy of such Confidential Information, which may be retained by the Receiving Party only to confirm compliance with the limited-use and nondisclosure provisions of this Agreement and Applicable Law); provided that each Receiving Party may retain and continue to use such Confidential Information of the Disclosing Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement, subject to obligations of confidentiality and limited-use as provided in Article 7 continuing to apply to any restricted copy of the other Party’s Confidential Information or the use thereof. Notwithstanding the foregoing, a Receiving Party shall not be required to destroy any computer files created during automatic system back up that are subsequently stored securely by it and not readily accessible to its employees, consultants or others who received the Disclosing Party’s Confidential Information under this Agreement, subject to obligations of confidentiality and limited-use as provided in Article 7 continuing to apply to such Confidential Information contained in such computer files;

8.8.5. All amounts due or payable to a Party that were accrued, or that arise out of acts or events occurring, prior to the effective date of termination shall remain due and payable, but (except as otherwise expressly provided herein) no additional amounts shall be payable based on events occurring after the date of notice of termination; and

8.8.6. Neither Party shall be relieved of any obligation that accrued prior to the effective date of such termination.

8.9. Additional Effects of Termination for [***] In the event of a termination of this Agreement with respect to [***] as a Licensed Target (or the Agreement in its entirety) by Lilly pursuant to Section 8.4, by TRex for Lilly’s material breach under Section 8.2, or by TRex under Section 8.3, in each case, prior to a GLP Tox Study being initiated for a [***] Product:

8.9.1. Lilly shall, and hereby does effective as of the effective date of termination, grant TRex an exclusive, payment-bearing license, with the right to grant multiple tiers of sublicenses, under the Lilly Agreement IP and Lilly Background IP (excluding any Manufacturing-related Lilly Background IP), and Lilly’s rights under the Joint Project IP, in each case, (a) that are being used by Lilly as of the effective date of termination under this Agreement with respect to the [***] Product, and (b) that are necessary for the exploitation of [***] Products as of the effective date of such termination, solely to exploit [***] Products, in the form and existing as of the effective date of termination (such intellectual property, (“Termination IP”), and such forms of product, “Termination Products”)), in the Field in the Territory, subject to the terms of a license agreement to be entered into by the Parties in good faith. The Parties will agree to reasonable license terms (including financial, technology transfer, delivery of sequences, and inventory terms) in accordance with Section 8.10 for the license granted under this Section 8.9.1; and

8.9.2. TRex will have no obligations under Section 2.3.1 for [***] Products.

8.10. Reverse Royalty and License Terms. In consideration for the license granted under Section 8.9.1 to TRex, [***] In the event the Parties are unable to agree upon commercially reasonable license terms (including royalty and other consideration or other matters) within [***] after the effective date of termination, then upon either Party’s written request made within [***] after the expiration of such [***] period, then either Party may serve a referral notice to the other Party that it wishes to refer to an expert the determination of the commercially reasonable terms under this Section 8.10 according to the procedure set forth in Exhibit A.

8.11. Right of Negotiation for [***] and [***] and [***] [***]

8.12. Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under the foregoing subclause (i), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. Further, each Party agrees and acknowledges that solely the upfront payment pursuant to Section 6.1, Development Milestone Payments pursuant to Section 6.2, Commercial Milestone Payments pursuant to Section 6.3, Sales Milestone Payments pursuant to Section 6.4, and Royalty Payments pursuant to Section 6.5, constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code and relate to licenses of intellectual property hereunder. The foregoing provisions of this Section 8.12 are without prejudice to any rights a Party may have arising under the Code.

Article 9
HSR Matters

9.1. Antitrust Filings and Closing.

9.1.1. Antitrust Filings. If required by Applicable Laws, reasonably promptly after the execution of this Agreement, considering all relevant factors, [***], with (a) the United States Federal Trade Commission (“FTC”) and Department of Justice (“DOJ”) under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and (b) any other applicable Governmental Authority in the Territory (collectively with the FTC and DOJ, “Antitrust Authorities”) under applicable foreign competition and antitrust laws (collectively with the HSR Act, “Antitrust Laws”), in each case, as reasonably determined by Lilly. Each of the Parties shall promptly supply the other with any information that may reasonably be required in order to effectuate such filings under the Antitrust Laws. Each of the Parties shall notify the other promptly upon receipt from an Antitrust Authority of any request for amendments or supplements to any such filings or of any communications with, and any other inquiries or requests for additional information from, an Antitrust Authority in connection with such filings. Each Party shall comply promptly, in accordance with advice received from counsel, as appropriate, with any such inquiry or request; provided, however, that neither Party shall be required to consent to the divestiture or other disposition of any of its assets or the assets of its Affiliates or to consent to any other structural or conduct remedy, and each Party and its Affiliates shall have no obligation to contest, administratively or in court, any ruling, order or other action of an Antitrust Authority or any Third Party with respect to the transactions contemplated by this Agreement. Each Party shall be responsible for paying its own costs and expenses (including legal and consultants’ fees) incurred in connection with obtaining clearance of the transactions contemplated hereby from an Antitrust Authority. As used herein, the “Antitrust Clearance Date” means the earlier of (i) the date on which all the applicable Antitrust Authorities shall notify the Parties of early termination of the waiting period under the applicable Antitrust Laws or (ii) the date on which the applicable waiting period under each applicable Antitrust Law expires; provided, however, that if an Antitrust Authority commences any investigation by means of a second request or otherwise, Antitrust Clearance Date means the date on which any investigation opened by the applicable Antitrust Authority has been terminated, without action to prevent the Parties from implementing the transactions contemplated by this Agreement with respect thereto. Notwithstanding any other provisions of this Agreement to the contrary, either Party may terminate this Agreement effective upon notice to the other Party if the Antitrust Clearance Date has not occurred on or before the date that is three hundred and sixty-five (365) days after the Parties make their respective antitrust filings.

9.1.2. Conduct Pending Antitrust Clearance Date. If Lilly determines that antitrust filings are required, between the Execution Date and the earlier of the Effective Date or the date of termination of this Agreement (the “Pre-Effective Date Period”), TRex (and its Affiliates), except as required by Applicable Law or as required by the express terms of this Agreement, shall:

(i) with respect to the Program Molecules and Products and any intellectual property or other assets related thereto, including Licensed IP (a) conduct its business only in the ordinary and usual course of business and consistent with past practice, including in accordance with the Research Agreement, (b) keep available the services of their respective directors, officers, and key employees; and (c) refrain from taking any action or omitting to take any action that would have the effect of restricting or impairing the rights to be granted to Lilly hereunder or preventing TRex’s ability to perform its obligations under this Agreement;

(ii) not sell, pledge, dispose of, assign, lease, license, sublicense, grant options to, dedicate to the public, or otherwise transfer, abandon or permit to lapse, or create or incur any lien or Encumbrance on, any of the Licensed IP, or any Program Molecule or Product (or any other material assets related thereto);

(iii) not merge or consolidate TRex (or any of its Affiliates) with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the TRex (or any of its Affiliates);

(iv) without the prior written consent of Lilly, not (i) compromise, settle, or offer or propose to settle, any claim, demand, action or other proceeding with respect to Licensed IP, Program Molecule or Product (or any other material assets related thereto) and (ii) include any other obligation to be performed by, or limitation upon, TRex (or any of its Affiliates) with respect to Licensed IP, or any Program Molecule or Product (or any other material assets related thereto);

(v) not (i) extend, amend, condition, restrict, waive, cancel, abandon, withdraw, fail to renew, permit to lapse, modify or otherwise alter any rights in or to any Licensed IP in a manner that is materially adverse to TRex or any of its Affiliates, (ii) fail to diligently prosecute any material Licensed Patents or to maintain any issued Licensed Patents or fail to diligently prosecute any application for or to maintain any Licensed Patents, (iii) fail to renew (to the extent renewable at the option of TRex or any of its Affiliates) or to terminate any agreement under which Licensed IP are licensed to TRex (or any of its Affiliates), or (iv) disclose to any Third Party any Confidential Information of TRex relating to Program Molecules or Products or that is included in the Licensed Know-How; or

(vi) not agree, resolve or commit to do any of the foregoing.

9.2. Interim Confidentiality. The Parties acknowledge and agree that between the Execution Date and the Effective Date this Agreement is subject to the obligations of confidentiality set out in the Research Agreement.

9.3. [***] Extension under the Research Agreement. The Parties acknowledge and agree that during the Pre-Effective Date Period, the [***] related Program shall not be deemed a “Terminated Program” (as defined under the Research Agreement) under the Research Agreement.

Article 10
Intellectual Property

10.1. Ownership of Inventions and Background IP; Assignment. Ownership of all Inventions and corresponding Intellectual Property Rights shall be as set forth in this Article 10. Determination of inventorship of Inventions shall be made in accordance with U.S. laws, regardless of where such activity takes place. Each Party and its Affiliates will continue to own its respective Background IP. Lilly Research Materials IP shall be exclusively owned by Lilly, and TRex hereby assigns, and shall cause its Affiliates and any applicable Third Parties to assign, all right, title, and interest in all Lilly Research Materials IP to Lilly, free and clear of all liens, claims and Encumbrances. TRex shall take, and shall cause its Affiliates and any applicable Third Parties to take, all actions reasonably requested by Lilly as necessary to effect the above-referenced assignment. Subject to the foregoing, Inventions that are, as between the Parties and their respective Affiliates, created, conceived, or generated (i) solely by or on behalf of: (a) TRex or its Affiliates (or a Third Party acting on their behalf), together with all corresponding Intellectual Property Rights, shall be owned solely by TRex or its Affiliates (“TRex Agreement IP”); and (b) Lilly or its Affiliates (or a Third Party acting on their behalf), together with all corresponding Intellectual Property Rights, shall be owned solely by Lilly (together with Lilly Research Materials IP, “Lilly Agreement IP”), and (ii) jointly by TRex or its Affiliates (or a Third Party acting on their behalf) and Lilly or its Affiliates (or a Third Party acting on their behalf), together with all corresponding Intellectual Property Rights (“Joint Project IP”), shall be owned jointly by TRex and Lilly. Joint Project IP shall be considered to be jointly owned by Lilly and TRex upon its development. Each Party will promptly disclose to the other Party any (1) Joint Project IP, in the format reasonably requested by the other Party, as soon as such Joint Project IP is identified by it and (2) Inventions made in the course of performing their respective Research Program Activities. Furthermore, upon the other Party’s request and without further compensation, each Party agrees that it will promptly execute any and all documents reasonably necessary or useful to ensure that each Party has an undivided one-half interest in and to such Joint Project IP. For purpose of clarity, each Party, as the joint and equal owner of such Joint Project IP, shall have all right, title and interest in such Joint Project IP applicable to a joint owner of such Joint Project IP and, therefore, shall be entitled to freely use such Joint Project IP, subject to (i) the licenses granted hereunder, (ii) Section 10.2.3, and (iii) other terms and conditions of this Agreement, without any duty to account or obtain the consent of the other Party.

10.2. Patent Prosecution and Maintenance.

10.2.1. TRex Patent Rights. Subject to Sections 10.2.3 and 10.2.4, TRex, at TRex’s expense, has the sole right, but not the obligation, to control Prosecution and Maintenance of Licensed Patents using patent counsel of TRex’s choice. Upon Lilly’s request, TRex will provide copies of as-filed material submissions with respect to such Licensed Patents. On a Calendar Quarter basis during the performance of the Research Programs, and thereafter during the remainder of the Term (if any), TRex will promptly provide notice to Lilly of the grant, lapse, revocation, surrender, invalidation or abandonment of any Licensed Patents.

10.2.2. Lilly Patent Rights. Subject to Section 10.2.3, Lilly, at Lilly’s expense, has the sole right, but not the obligation, to control Prosecution and Maintenance of Patents within (i) Lilly Background IP and (ii) Lilly Agreement IP using patent counsel of Lilly’s choice (collectively, the “Lilly-Maintained Patents”).

10.2.3. Prosecution and Maintenance of Product/Target Patents and Joint Project Patents.

(i) Lilly shall have the first right to control the Prosecution and Maintenance of Product/Target Patents and Patents included in the Joint Project IP (“Joint Project Patents”), at its own expense. Lilly shall keep TRex reasonably informed of the status of such Patents and will provide TRex with copies of all material substantive documentation submitted to, or received from, the patent offices in connection therewith. With respect to any material substantive submissions that Lilly is required to or otherwise intends to submit to a patent office with respect to such Patents, Lilly shall provide a draft of such submission to TRex before the intended filing date of such submission, with reasonable time for TRex to be able to review and comment on the same. TRex shall have the right to review and comment upon any such submission by Lilly to a patent office, and will provide such comments within a reasonable time after receiving such submission. Lilly shall consider in good faith any suggestions or recommendations of TRex concerning the Prosecution and Maintenance of such Patents.

(ii) If, during the Term, Lilly (a) intends to allow any Product/Target Patents or Joint Project Patents to expire or intends to otherwise abandon any such Patents, or (b) decides not to prepare or file Patent applications to Inventions that would be Product/Target Patents or Joint Project Patents, Lilly shall notify TRex of such intention or decision at least thirty (30) days prior to any filing or payment due date, or any other date that requires action, in connection with such Patents, and, unless Lilly’s decision to not Prosecute and Maintain such Product/Target Patents was made for bona fide, reasonable strategic reasons for the benefit of one or more Products taking into account the overall survivability if challenged, then TRex shall thereupon have the right, but not the obligation, to assume responsibility for the Prosecution and Maintenance thereof at its sole cost and expense, in the name of Lilly or TRex, as applicable; provided that TRex’s right to assume responsibility for the Prosecution and Maintenance under this Section 10.2.3(ii) shall apply to a Program Molecule Patent owned by Lilly solely to the extent that such Program Molecule Patent contains the only remaining Valid Claim(s) extending a Royalty Term with respect to a Product in a given country (i.e., if there is any other Patent extending the Royalty Term for such Product in such country, then TRex’s right to assume responsibility for the Prosecution and Maintenance under this Section 10.2.3(ii) will not apply to such Program Molecule Patent (regardless of its inclusion in Product/Target Patents)).

10.2.4. Cooperation in Prosecution. Each Party shall reasonably cooperate with the other Party in the Prosecution and Maintenance of Patents under this Section 10.2 at the cooperating Party’s own cost (except as expressly set forth otherwise in this Article 10), including by: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, to enable the other Party to apply for and to Prosecute and Maintain such Patents in any country as permitted by this Section 10.2; and (ii) informing the other Party of any material matters coming to such Party’s attention that may affect the Prosecution and Maintenance of any such Patents.

10.3. First Right to Negotiate Intellectual Property Licenses for Products.

10.3.1. Third Party IP Generally. Subject to Section 10.6.2, if TRex or its Affiliate reasonably determines in good faith that any Intellectual Property Rights Controlled by any Third Party are, or would be necessary or reasonably useful for the Development, Manufacture, or Commercialization of any Product, then TRex will promptly provide notice to Lilly of such Intellectual Property Right. If Lilly notifies TRex in writing within thirty (30) days that Lilly or its Affiliate is in the process of pursuing or will pursue an acquisition or in-license of such Intellectual Property Right, then: (a) Lilly or its Affiliate will negotiate in good faith towards such an acquisition or in-license on commercially reasonable terms; and (b) during such negotiation or the term of any such acquisition or in-license agreement, TRex and its Affiliates will not pursue, directly or indirectly, an acquisition or in-license of such Intellectual Property Rights without Lilly’s prior written consent. If Lilly does not notify TRex in writing within such thirty (30) days that Lilly or its Affiliate is in the process of pursuing or will pursue an acquisition or in-license of such Intellectual Property Rights, then TRex or its Affiliate shall have the right to negotiate and acquire rights to such Intellectual Property Rights (through a license or otherwise, including pursuant to any settlement agreement), subject to Lilly’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

10.3.2. UCSF. TRex will promptly notify Lilly of any Patent proposed by UCSF to be included under the Option Agreement. If Lilly notifies TRex that it desires such Patent to be included under the Option Agreement, TRex will provide notice to UCSF to include such Patent. In addition, if Lilly notifies TRex that it desires to exercise the option for one or more Patents thereunder, then TRex will exercise the option for such Patent(s) under the Option Agreement and execute a license agreement for such Patent(s) subject to Lilly’s approval, and will sublicense the rights granted thereunder to Lilly. Without limiting the foregoing, TRex shall not exercise an option for any Patents under the Option Agreement without Lilly’s prior written consent.

10.3.3. Third Party IP Costs. If Lilly or its Affiliate acquires rights to any Intellectual Property Rights (through a license or otherwise, including pursuant to any settlement agreement) under this Section 10.3, including by instructing TRex to acquire the license under the Patent(s) under the Option Agreement, then Lilly will bear all costs for such rights. Lilly’s payments for such rights will be subject to Section 6.5.4, including with respect to any payments to UCSF for Patents licensed via exercise of an option under the Option Agreement.

10.4. Infringement or Misappropriation by Third Parties.

10.4.1. Notice. Each Party shall notify the other within [***] of becoming aware of any alleged or threatened infringement by a Third Party of any of the Licensed Patents, in the Field in the Territory, and any related declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the Licensed Patents (collectively, “Infringement”).

10.4.2. Licensed Patents. Subject to Sections 10.4.4 and 10.4.5, TRex shall have the sole right to control the enforcement and defense of the Licensed Patents with respect to any Infringement in the Territory at its own expense and by counsel of its own choice and in the name of TRex.

10.4.3. Lilly-Maintained Patents. Lilly shall have the sole right (but not the obligation) to control the enforcement and defense of the Lilly-Maintained Patents with respect to any Infringement in the Territory at its own expense and by counsel of its own choice.

10.4.4. Product/Target Patents. Lilly shall have the first right (but not the obligation) to control the enforcement and defense of the Product/Target Patents and Joint Project

Patents with respect to any Infringement in the Territory. If Lilly fails to bring or defend any such action against an Infringement within (i) one hundred eighty (180) days following the notice of alleged Infringement or (ii) ten (10) days before the time limit, if any, set forth in Applicable Laws for the filing of such actions, whichever comes first, unless Lilly’s decision to not bring or defend any such action against an Infringement was made for bona fide strategic reasons for the benefit of one or more Products, TRex shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Lilly shall have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided that TRex’s right to bring and control such action pursuant to this Section 10.4.4 shall apply to a Program Molecule Patent owned by Lilly solely to the extent that such Program Molecule Patent contains the only remaining Valid Claim(s) extending a Royalty Term with respect to a Product in a given country (i.e., if there is any other Patent extending the Royalty Term for such Product in such country, then TRex’s right to bring and control such action pursuant to this Section 10.4.4 will not apply to such Program Molecule Patent (regardless of its inclusion in Product/Target Patents)). In no event shall either Party admit the invalidity or unenforceability of, or after exercising its right to bring and control an action under this Section 10.4.4, fail to defend the validity or enforceability of, any Product/Target Patents without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

10.4.5. Allocation of Recoveries. Except as otherwise agreed by the Parties as part of a cost-sharing arrangement, any recovery obtained by either or both Lilly and TRex in connection with or as a result of any action contemplated by this Section 10.4 involving Program Molecule(s) or Products, whether by settlement or otherwise, shall be shared in order as follows:

(i) the Party which initiated and prosecuted the Infringement shall recoup all of its costs and expenses incurred in connection with the action;

(ii) the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(iii) the portion of any recovery remaining shall be shared between Lilly and TRex in the same proportion to the share of such recovery each would have been entitled to under this Agreement had the remaining recovery represented Lilly’s sales of Product taking into consideration all costs and expenses Lilly would have incurred in making any such sales.

10.4.6. Cooperation. At the request and expense of the Party bringing an action under this Section 10.4, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Applicable Law to pursue such action.

10.5. CREATE Act. It is the Parties’ intention that this Agreement is a “joint research agreement” as that phrase is defined in 35 U.S.C. § 102(c) as amended by the Cooperative Research and Technology Enhancement (CREATE) Act, including the provisions of 35 U.S.C. § 102(b)(2)(c). The Parties agree to cooperate and to take reasonable actions to maximize the protections available for the Program Molecule(s) and Products under such safe harbor provisions.

10.6. Infringement of Third Party Intellectual Property.

10.6.1. Joint Strategy. In the event that the Development, Manufacture, Commercialization or other exploitation of a Program Molecule or Product, or the application of the TRex Background IP or Research Program IP to the Development, Manufacture, Commercialization or other exploitation of a Program Molecule or any corresponding Product, by either Party or its Affiliate or Sublicensee becomes the subject of an actual claim of infringement of a Third Party Intellectual Property Right anywhere in the world, and without regard to which Party is charged with said infringement, and the venue of such claim, the Parties shall promptly confer to discuss the claim.

10.6.2. Defense. Unless the Parties otherwise agree, the Party charged with said infringement shall assume the primary responsibility for the conduct of the defense of any such claim, at such Party’s sole expense. The non-defending Party shall have the right, but not the obligation, to participate and be independently represented in any such suit at its sole option and at its own expense. Each Party shall keep the other Party reasonably informed of all material developments in connection with any such claim, suit or proceeding, and the Parties shall reasonably cooperate in conducting the defense of any such claim. Neither Party shall enter into any settlement that affects the other Party’s rights or interests without such other Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Should the defending Party decide not to actively defend or fail to defend any such claim, suit, or proceedings by a Third Party relating to the non-defending Party’s Patents in the defending Party’s territory within thirty (30) days of notice of such claim, suit, or proceeding, then, unless the defending Party’s decision to not defend such claim, suit or proceeding was made for bona fide strategic reasons for the benefit of one or more Products, the non-defending Party will be entitled to take over, at its option, the right to defend such infringement proceedings and the control of any such defense, at such Party’s cost.

10.7. Trademarks. Lilly shall have the right to select, and will be free, in its sole discretion, to use and to register in any trademark office in the Territory, any trademark for use with the Program Molecule(s) or Products. As between the Parties, Lilly shall own all right, title and interest in and to any such trademarks adopted by such Party for use with such Program Molecule(s) or Product(s), and is responsible for the registration, filing, maintenance and enforcement thereof (the “Product Trademarks”). TRex and its Affiliates shall not use any trademark, trade dress, color, trade name or other marks, advertising taglines or slogans confusingly similar to the Product Trademarks, trade dress, color, trade name or other marks, advertising taglines or slogans.

10.8. Use of Name. Except as expressly provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with this Agreement.

10.9. Upstream Licenses. During the Term, TRex shall comply with all terms and conditions of the Upstream Agreements and shall ensure that the Upstream Agreements are in full force and effect. TRex shall not amend, terminate or cause the termination of the Upstream Agreements or any license agreement arising from an Upstream Agreement in a manner that would terminate the option for a sublicense or sublicense granted to Lilly hereunder without Lilly’s prior written consent. TRex shall provide Lilly with any notice of breach, default or termination from any licensor under the Upstream Agreements immediately after TRex receives such notification, and shall provide Lilly the right (but not obligation) to cure any alleged breach on behalf of TRex, with Lilly having the right to offset any such efforts or payments expended by Lilly in connection with attempting such cure from Lilly’s obligation to TRex hereunder. TRex shall be responsible for any and all payments due under the Upstream Agreements with respect to Developing, Manufacturing, Commercializing and otherwise exploiting Program Molecules and Products, except to the extent otherwise specified in Section 10.3.3.

Article 11
Representations and Warranties;
cERTAIN COVENANTS; Disclaimers

11.1. Mutual Representations and Warranties. Each of Lilly and TRex, represents and warrants, as of the Execution Date and as of the Effective Date, that:

11.1.1. Duly Organized. it is duly organized and validly existing under the Applicable Laws of the jurisdiction of its incorporation or organization, has full corporate or limited liability company (as applicable) power and authority to enter into this Agreement and to carry out the provisions hereof, and has sufficient facilities, experienced personnel or other capabilities (including via Affiliates or Third Parties to the extent permitted hereunder) to enable it to perform its obligations under this Agreement;

11.1.2. Due Authorization. it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or limited liability company (as applicable) action; and

11.1.3. Legally Binding. this Agreement is legally binding upon it and enforceable in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity) and the execution, delivery and performance of this Agreement by it do not and will not: (a) conflict with, or constitute a default or result in a breach under, any agreement, instrument or understanding, oral or written, to which it is a party, or violate any Applicable Law or (b) require any consent or approval of its stockholders or similar Persons having a controlling interest in it.

11.2. TRex Representations, Warranties and Covenants. TRex represents and warrants as of the Execution Date and the Effective Date, and covenants during the Term, to Lilly (as applicable) that:

11.2.1. No Conflicting Grants. None of the TRex Background IP owned or Controlled by TRex or any of its Affiliates is subject to, and will not be subject to, any right granted to any Person or any other Encumbrance that would conflict with the rights granted to Lilly or its Affiliates hereunder or the performance of TRex’s obligations hereunder.

11.2.2. TRex Background IP.

(i) all Patent rights contained in the TRex Background IP existing as of the Execution Date that are issued or subject to a pending application for issuance are listed on Schedule 1.96;

(ii) TRex or its Affiliates Control, as of the Execution Date and Effective Date, all Patents listed on Schedule 1.96 and all other TRex Background IP;

(iii) other than Intellectual Property Rights in-licensed via an Upstream Agreement, TRex is the sole and exclusive owner of all right, title, and interest in the TRex Background IP as of the Execution Date and Effective Date;

(iv) other than Intellectual Property Rights in-licensed via an Upstream Agreement, as of the Execution Date and Effective Date, TRex has obtained from all inventors of TRex Background IP valid and enforceable agreements that have assigned to TRex or its Affiliate each such inventor’s entire right, title and interest in and to all such TRex Background IP;

(v) unless otherwise agreed between the Parties in writing, Know-How in-licensed via the Know-How Agreement will not be used under this Agreement to perform Research Program Activities for the [***] and is not necessary for Lilly’s exploitation of [***] Products;

(vi) to TRex’s knowledge, except for data and results solely related to the biology of a Licensed Target (and not necessary for Lilly’s Development or Commercialization of any antibody, molecule, or Product for a Licensed Target), Know-How in-licensed via the Know-How Agreement has not been transferred by TRex to Lilly under the Research Agreement and, unless otherwise agreed between the Parties in writing, will not be transferred by TRex to Lilly under this Agreement;

(vii) to TRex’s knowledge, as of the Execution Date and Effective Date, the TRex Background IP includes all Intellectual Property Rights that are owned by TRex or its Affiliates, or (sub)licensed to TRex or its Affiliates that are necessary or reasonably useful to Develop, Manufacture, Commercialize or otherwise exploit any Program Molecule(s) or Product(s);

(viii) except as disclosed by TRex prior to the Execution Date (including via emails on January 3, 2023 exchanged between Gregory Cox, on behalf of Lilly, and Stephanie Yonker, on behalf of TRex), to TRex’s knowledge, as of the Execution Date, use of the TRex Background IP by Lilly in accordance with the terms of this Agreement, including performing the Research Program Activities assigned to Lilly and Lilly’s exploitation of any Program Molecule or Product, will not infringe on or misappropriate the rights of any Third Party, including any Third Party Intellectual Property Rights;

(ix) to TRex’s knowledge, TRex has not, and will not knowingly (from the perspective of a competent patent attorney reasonably versed in the field) take any actions to harm the patentability of the Program Molecule(s) or Products; and

(x) as of the Execution Date and Effective Date, all Patents within the TRex Background IP are (a) to the extent issued, subsisting and not invalid or unenforceable, in whole or in part, or confer a valid right to claim priority thereto; (b) to the extent subject to a pending application for issuance, being diligently prosecuted in the respective patent offices in which such applications have been filed in accordance with Applicable Law and TRex and its Affiliates have presented all relevant references, documents and information to the relevant patent examiner at the relevant patent office; and (c) filed and maintained properly and correctly, and all applicable fees applicable thereto have been paid on or before the due date for payment.

11.2.3. Litigation and Actions Relating to Intellectual Property. There are no judgments or settlements against or owed by TRex or its Affiliates relating to the TRex Background IP. Neither TRex nor any of its Affiliates has received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge any TRex Background IP, including any Patents therein, or TRex’s or its Affiliates’ rights therein. There are no pending or threatened action, suit, proceeding or claim by a Third Party asserting that TRex or any of its Affiliates is infringing or has misappropriated or otherwise is violating any Patent right, trade secret or other proprietary right of any Third Party as would reasonably be expected to impair the ability of TRex to fulfill any of its obligations under this Agreement or the ability of Lilly to exercise any of its rights under this Agreement. TRex will promptly notify Lilly in accordance with Section 10.4 in the event that TRex receives notice or otherwise becomes aware of any such allegations or actions set forth in this Section 11.2.3.

11.2.4. Other Material Claims and Actions. There are no claims, actions or proceedings pending or threatened by any Third Party, in each case (or in aggregate) against TRex or its properties, assets or business, which if adversely decided, would, individually or in the aggregate, have a material adverse effect on, or prevent TRex’s ability to conduct Research Program Activities or to grant the licenses or rights granted to Lilly under this Agreement. TRex will promptly notify Lilly in accordance with Section 10.4 in the event that TRex receives notice or otherwise becomes aware of any such allegations or actions.

11.2.5. No Government Funding. The inventions claimed or covered by the Patents falling within the TRex Background IP, including to TRex’s knowledge those under the Upstream Agreements, as of the Execution Date, (a) were not, and will not be, created, conceived or generated or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States of America or any agency thereof; (b) are not, and will not be, a “subject invention” as that term is described in 35 U.S.C. Section 201(e); and (c) are not, and will not be, otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§ 200–212, as amended, as well as any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401.

11.3. Mutual Representations, Warranties and Covenants.

11.3.1. Employees, Consultants and Contractors. Each Party, on its own behalf and on behalf of its Affiliates, covenants that it (or its Affiliates, as applicable) has entered into or will enter into written agreements with each of its employees, consultants and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such Persons to obligations of confidentiality and limited-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

11.3.2. Debarment. Each Party represents, warrants and covenants to the other Party that neither it nor its officers, employees, agents, consultants or any other Person used by such Party in the performance of the respective Development activities under this Agreement is, or will be: (i) debarred or disqualified under the FD&C Act; (ii) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program; or (iii) convicted of a criminal offense related to the provision of healthcare items or services, or is subject to any such pending action. Each Party will not during the Term knowingly, employ or use, directly or indirectly, including through Affiliates the services of any such Person. In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, directly or indirectly, including through Affiliates or (Sub)licensees, which, directly or indirectly, relate to activities contemplated by this Agreement, such Party shall promptly notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such Person to perform any such services.

11.3.3. Protection of Information. Each Party agrees that during the Term of this Agreement, and without limiting its obligations hereunder, each Party shall implement technical and organizational measures to protect all information under this Agreement that are appropriate and that provide no less protection than both (and always the higher of) (i) good industry practice and (ii) such Party’s measures to protect its own information of a similar nature or importance.

11.4. Compliance.

11.4.1. Compliance with This Agreement. Each of the Parties shall, and shall cause their respective Affiliates to, comply in all material respects with the terms of this Agreement.

11.4.2. Compliance with Applicable Laws. Each Party covenants to the other that in the performance of its obligations under this Agreement, such Party shall comply with, and shall cause its Affiliates and its Affiliates’ employees and contractors to comply, with all Applicable Laws. Neither Party shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any Applicable Laws.

11.4.3. Compliance with Party Specific Regulations. In carrying out their respective obligations under this Agreement, the Parties agree to cooperate with each other as may reasonably be required to help ensure that each is able to fully meet its obligations with respect to all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s activities contemplated by this Agreement (the “Party Specific Regulations”). Neither Party shall be obligated to pursue any course of conduct that would result in such Party being in breach of any Party Specific Regulation applicable to it; provided that in the event that a Party refuses to fulfill its obligations under this Agreement in any material respect on such basis, the other Party shall have the right to terminate this Agreement in accordance with Section 8.2; however, under such circumstances, such termination shall be the sole remedy for such terminating Party and such terminating Party shall not be entitled to any other remedy under law or equity. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party to which they relate.

11.4.4. Compliance with Internal Compliance Codes. All Internal Compliance Codes shall apply only to the Party to which they relate. The Parties agree to reasonably cooperate with each other to help ensure that each Party is able to comply with the substance of its respective Internal Compliance Codes and, to the extent practicable, each Party shall operate in a manner consistent with its Internal Compliance Codes applicable to its performance under this Agreement.

11.4.5. Compliance with Anti-Corruption Laws.

(i) In connection with this Agreement, the Parties shall comply with all Applicable Laws and Industry Codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, any anti-corruption or anti-bribery laws in jurisdictions where the applicable Party operates, and any laws enacted to implement the Organisation for Economic Co-operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions, and all Applicable Laws related to sanctions and trade controls, including, if applicable, any trade sanctions or export control laws and regulations administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 501 et seq.), U.S. Export Administration Regulations (15 C.F.R. Part 734 et seq.), U.S. Department of State, U.S. Department of Commerce, the United Nations Security Council, European Union trade sanctions and export laws (including Council Regulation (EC) No. 428/2009 (as amended)), or other relevant sanctions authority, and has implemented and will maintain policies and procedures reasonably designed to ensure compliance with all of the foregoing.

(ii) Each Party represents and warrants that neither itself, its directors, executive officers, agents, shareholders nor any Person having a controlling interest in the Party are (a) a Person targeted by trade or financial sanctions under the laws and regulations of the United Nations, the United States, the European Union and its Member States, the United Kingdom or any other jurisdiction, including but not limited to Persons designated on the U.S. Department of the Treasury, Office of Foreign Assets Control’s List of Specially Designated Nationals and Other Blocked Persons and Consolidated Sanctions List, the U.S. State Department’s Non-proliferation Sanctions Lists, the UN Financial Sanctions Lists, the EU’s Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the UK HM Treasury Consolidated Lists of Financial Sanctions Targets; (b) incorporated or headquartered in, or organized under the laws of, a territory subject to comprehensive U.S. sanctions (each, a “Sanctioned Territory”) (currently, Cuba, Iran, Crimea, North Korea, Syria, and the so-called Donetsk People’s Republic (“DNR”) and Luhansk People’s Republic (“LNR”) regions of Ukraine, but subject to change at any time) or (c) directly or indirectly owned or controlled by such Persons (together “Restricted Person”). Each Party further represents and warrants that it shall notify the other Party in writing immediately if it or any of its directors, executive officers, agents, shareholders or any person having a controlling interest in it becomes a Restricted Person or if it becomes directly or indirectly owned or controlled by one or more Restricted Persons.

(iii) Each Party agrees that the Products sold by it will not be Manufactured in, used, sold, exported, re-exported, transferred, or otherwise made available, directly or indirectly, to or for the benefit of a Sanctioned Territory or Restricted Person other than in compliance with all applicable trade sanctions and export control laws and regulations.

11.4.6. Compliance with Data Protection and Privacy Laws.

(i) In connection with and to the extent applicable under this Agreement, each Party and any Person acting on its behalf shall comply with all Applicable Laws with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including providing any notice, obtaining any consent or prior authorization, and conducting any assessment required under Applicable Laws.

(ii) Notwithstanding anything to the contrary in this Agreement, TRex shall (and shall cause its Affiliates to) (a) promptly notify Lilly in writing if TRex discovers that TRex (or any of its Affiliates) is not permitted to provide Lilly with any data, information or study reports as a result of the application of any Applicable Laws; (b) use its Commercially Reasonable Efforts to secure all such approvals and filings (including applying for any security assessments), as necessary for TRex’s performance under this Agreement, as soon as possible after the Effective Date (and TRex shall keep Lilly informed as to the status thereof upon request from Lilly); (c) comply with all Applicable Laws with respect to the collection, use, transfer, storage, destruction, aggregation or other use of Personal Information in connection with TRex’s performance under or in connection with this Agreement, and implement appropriate and reasonable security processes and controls, in connection with TRex’s performance under or in connection with this Agreement, designed to protect the security and privacy of Personal Information in accordance with all Applicable Laws; (d) take such steps as necessary to comply with all Applicable Laws, including entering into relevant supplemental documentation as may be required under any Applicable Laws, obtaining full and proper consents from all data subjects that permit TRex (and its Affiliates) to provide and share the Personal Information of such data subjects to Lilly (and its Affiliates or Sublicensees), so that Lilly (and its Affiliates or Sublicensees, as applicable) may receive, use, process and otherwise exploit such information as contemplated under this Agreement; and (e) at the request of Lilly, use TRex’s Commercially Reasonable Efforts to find alternative means for providing Lilly with such data, information, and study reports, as needed under this Agreement, in a manner that is compliant with Applicable Laws, including to consult and cooperate with Lilly in connection therewith (including, if requested by Lilly, to provide any such data in anonymized form).

11.5. Prohibited Conduct. Without limiting the other obligations of the Parties set forth in this Section 11.5, each Party covenants to the other that, as of the Execution Date and in the performance of its obligations under this Agreement through the expiration or termination of this Agreement, such Party and, to its knowledge, its Affiliates and its Affiliates’ employees and contractors, in connection with the negotiation of this Agreement and future performance of their respective obligations under this Agreement, have not made, offered, given, promised to give, or authorized, and will not make, offer, give, promise to give, or authorize, any bribe, kickback, payment or transfer of anything of value, directly or indirectly through Third Parties, to any Government Official for the purpose of: (i) improperly influencing any act or decision of the

Government Official; (ii) inducing the Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality, to assist any Party in obtaining or retaining business. For the purpose of this Section 11.5, “Government Official” means: (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality or subdivision of any government, military or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital; (b) any candidate for political office, any political party or any official of a political party, in each case for the purpose of obtaining or retaining business for or with, or directing business to, any Person, including either Party; or (c) any Person acting in an official capacity on behalf of any of the foregoing.

11.6. Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 11, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENTS OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE RESEARCH PROGRAMS, OR ANY DEVELOPMENT OR COMMERCIALIZATION OF A PROGRAM MOLECULE WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

Article 12
Insurance; Indemnification; Limitation of Liability

12.1. Insurance. Each Party shall maintain such insurance (or, in the case of Lilly, maintain reasonably adequate arrangements for self-insurance) with respect to its business and the performance of its obligations hereunder in such amounts as such Party customarily maintains with respect to its business and the development, manufacture and sales of its other products, which shall be in amounts and of types of coverage that are customary and reasonable for the pharmaceutical and biotechnology industries. Each Party shall provide written evidence of such insurance (or, in the case of Lilly, self-insurance) to the other Party promptly upon any request therefor by such other Party.

12.2. Indemnification.

12.2.1. Indemnification by Lilly. Lilly shall indemnify, defend and hold TRex and its Affiliates, and each of their respective employees, officers, directors and agents (the “TRex Indemnitees”) harmless from and against any and all liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) (individually and collectively, “Losses”) to the extent arising out of any and all Third Party claims, demands, actions or other proceedings (each, a “Claim”) arising out of (i) the gross negligence or willful misconduct on the part of any Lilly Indemnitees in connection with this Agreement; (ii) any breach by Lilly or its Affiliates of this Agreement including of the representations, warranties or covenants made hereunder by Lilly; (iii) any breach or violation of any Applicable Law by any of Lilly, its Affiliates, Sublicensees or Permitted Subcontractors, or any of their respective employees, officers, directors or agents in connection with this Agreement; or (iv) any Development, Manufacture, Commercialization or other exploitation of Program Molecule(s) or any corresponding Products by or under authority of Lilly or its Affiliates or its or their Sublicensees in the Territory (other than by or on behalf of TRex or its Affiliates), except, in each case of (i) through (iv), to the extent (a) such Losses arise out of the negligence on the part of any TRex Indemnitees, or (b) TRex is otherwise responsible for such Losses pursuant to Section 12.2.2.

12.2.2. Indemnification by TRex. TRex shall indemnify, defend and hold Lilly and its Affiliates and each of their respective agents, employees, officers and directors (the “Lilly Indemnitees”) harmless from and against any and all Losses to the extent arising out of any and all Claims arising out of (i) the gross negligence or willful misconduct on the part of any TRex Indemnitees in connection with this Agreement; (ii) any breach by TRex or its Affiliates of this Agreement including of the representations, warranties or covenants made hereunder by TRex; (iii) any breach or violation of any Applicable Law by any of TRex, its Affiliates, (sub)licensees or Permitted Subcontractors, or any of their respective employees, officers, directors or agents in connection with this Agreement; (iv) the conduct of Research Program Activities by or under authority of TRex or its Affiliates or its or their (sub)licensees in the Territory (other than by or on behalf of Lilly or its Affiliates); or (v) the Upstream Agreements (except to the extent caused by Lilly’s gross negligence or willful misconduct), except, in each case of (i) through (iv), to the extent (a) such Losses arise out of the negligence on the part of any Lilly Indemnitees, or (b) Lilly is otherwise responsible for such Losses pursuant to Section 12.2.1.

12.2.3. Procedure.

(i) The Party or other Person intending to claim indemnification under this Section 12.2 (an “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense of a Claim (as described in Section 12.2.3(ii), below), in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party.

(ii) If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the reasonable, documented fees and expenses of counsel retained by the Indemnified Party.

(iii) The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, without prejudice to Section 12.2.3(ii), if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(iv) The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

(v) Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

12.3. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES OR SUBLICENSEES OR PERMITTED SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY FOR, NOR SHALL ANY INDEMNIFIED PARTY HAVE THE RIGHT TO RECOVER, ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, EXCEPT THAT SUCH LIMITATION SHALL NOT APPLY TO: (i) DAMAGES PAID OR PAYABLE TO A THIRD PARTY BY AN INDEMNIFIED PARTY FOR WHICH THE INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION HEREUNDER; (ii) EITHER PARTY’S LIABILITY ARISING FROM GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; (iii) EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 12.2; OR (iv) A PARTY’S LIABILITY FOR ITS BREACH OF SECTION 2.3 OR ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7.

Article 13
DISPUTES

13.1. Choice of Law. This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or non-contractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by and construed in accordance with the laws of the State of New York and the Patent laws of the United States without reference to any rules of conflict of laws.

13.2. Dispute Resolution. In the event of a dispute, controversy or claim under or relating to this Agreement (a “Dispute”), the Parties shall refer such Dispute to the Executive Officers for attempted resolution by good faith negotiations within [***] after such referral is made. If the Executive Officers are unable to resolve such Dispute in a timely manner, which shall in no case be more than [***] after the matter was referred to them, then either Party may refer such matter in accordance with Section 13.3.

13.3. Jurisdiction. Except as contemplated in Section 3.3 (other than in case of manifest error), each of the Parties hereto irrevocably submits to the jurisdiction of the United States Federal District Court for the Southern District of New York in any proceeding arising out of or relating to this Agreement, agrees not to commence any suit, action or proceeding relating to this Agreement except in such court, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient jurisdiction. Any rights to trial by jury with respect to any suit, action, proceeding or claim (whether based upon contract, tort or otherwise), directly or indirectly, arising out of or relating to this Agreement are hereby expressly and irrevocably waived by each of Lilly and the TRex.

13.4. Equitable Remedies. Each Party acknowledges and agrees that the restrictions set forth in Section 2.3, Article 7 and Article 10 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section 2.3, Article 7 or Article 10 may result in irreparable injury to such other Party for which there shall be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section 2.3, Article 7 or Article 10, the non-breaching Party shall be authorized and entitled to seek injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity to prevent such breach or threatened breach of this Agreement and to enforce specifically the terms and provisions of such Sections of this Agreement. Both Parties agree to waive any requirement that the other (i) post a bond or other security as a condition for obtaining any such relief, and (ii) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 13.4 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

Article 14
MISCELLANEOUS

14.1. Force Majeure. Neither Party shall be liable for any failure to perform, or be considered in breach of, its obligations under this Agreement to the extent such performance has been delayed, interfered with or prevented by an event of Force Majeure, and the obligations of such Party under this Agreement whose performance is affected by Force Majeure shall be suspended during, but not longer than, the continuance of the event of Force Majeure. Any Party that experiences an event of Force Majeure shall provide prompt notice of such event to the other Party, including and an estimate of the likely period of time during which its performance will be affected, and shall use reasonable efforts to remove the condition constituting Force Majeure. In the event of a prolonged condition of Force Majeure that makes it unreasonable to continue to perform other activities then being performed by the Parties and their Affiliates pursuant to this Agreement, the Parties shall consult directly or through the appropriate committees and may appropriately scale back their respective activities to avoid waste or inappropriate usage of resources under the circumstances, and neither Party shall be liable for any such reasonable scale back, or be considered in breach of its obligations under this Agreement (other than obligations to make payments of money) as a result of such reasonable scale back.

14.2. Amendments and Waivers. This Agreement may be amended, modified or terminated and the observance of any term hereof may be waived only by a written instrument executed by TRex and Lilly. Any amendment, termination, or waiver effected in accordance with this Section 14.2 shall be binding on the Parties.

14.3. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

14.4. Entire Agreement; Research Agreement.

(a) This Agreement, together with the Schedules hereto, and the Research Agreement during the Pre-Effective Date Period, constitutes the entire agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. Each Party agrees that it shall not pass any resolution or agree to any amendment in relation to organizational or governing documents that would have the effect of negatively impacting on the enforceability or operation of this Agreement. Nothing in this Section 14.4 shall limit or exclude any liability for fraud.

(b) The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Research Agreement by a Party or its Affiliates shall be included in the Confidential Information that is deemed to have been disclosed by such Party under and subject to this Agreement and the Research Agreement is hereby superseded in its entirety; provided that the foregoing shall not relieve any Person of any right or obligation accruing under the Research Agreement prior to the Effective Date. Each Party shall ensure that the other Party’s Confidential Information is maintained in accordance with Article 7. Without limiting Section 4.8, the Parties further acknowledge and agree that, prior to the Effective Date, certain materials were transferred between the Parties under the Research Agreement and that, as of the Effective Date, such materials shall only be used hereunder as specified in, and in accordance with, the applicable Research Plan; provided that the foregoing shall not relieve any Person of any right or obligation accruing under the Research Agreement prior to the Effective Date. Without limiting the foregoing, Lilly and TRex hereby terminate the Research Agreement in its entirety and notwithstanding anything to the contrary therein; provided, that Sections 1 (Definitions; Interpretation) (to the extent necessary to interpret other surviving provisions), 2(c) (FTO License Grant by Company under Collaboration IP), 2(d) (License Grant by Lilly under Collaboration IP), 8(a) (Ownership) and 13 (Indemnification; Insurance) of the Research Agreement shall survive such termination. The Parties hereby acknowledge and agree that the Research Agreement, and all rights, obligations and licenses of each of the Parties under the Research Agreement, shall be deemed to be superseded in all respects as of the Effective Date by this Agreement; provided that any dispute or alleged breach by a Party of any of the terms of the Research Agreement during the period that the Research Agreement was in effect shall be governed solely by the terms of the Research Agreement and the terms and conditions of the Research Agreement shall survive solely for the limited purpose set forth in this Section 14.4.

14.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party, except that either Party may, without the other Party’s prior written consent, (i) assign, in its sole discretion, any or all of its rights, interests or obligations to any Affiliate of such Party, provided that such Affiliate has agreed to perform those obligations of the assigning Party under this Agreement that pertain or are related to the rights and interests so assigned, and (ii) assign this Agreement and its rights, interests and obligations hereunder in connection with the transfer or sale of all or substantially all of such Party’s assets or business (or that portion thereof related to the subject matter of this Agreement) or such Party’s Change of Control, provided that, with respect to any assignment under this clause (ii), any Acquirer will, as a condition to such assignment, assume in substitution of the assignor all obligations of its assignor arising under this Agreement following such assignment. Any purported assignment by a Party of this Agreement, or any of such Party’s rights or obligations hereunder, in violation of this Section 14.5 will be void ab initio. Subject to the foregoing, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.

14.6. Change of Control of TRex.

14.6.1. TRex (or its successor) shall provide Lilly with written notice of any Change of Control of TRex no later than [***] after the closing date of such transaction.

14.6.2. If such Change of Control of TRex is to a Lilly Competitor, with respect to any then-active Research Program, Lilly shall have the right, in its sole discretion, by written notice delivered to TRex (or its successor) at any time during the [***] following the written notice contemplated by Section 14.6.1, to:

[***] [***]

[***] [***]

[***] [***]

[***] [***]

14.6.3. For any Change of Control of TRex (and for clarity, in addition to the rights of Lilly under Section 14.6.2 for a Change of Control to a Lilly Competitor):

(i) to the extent that Firewalls are established in accordance with Section 14.6.3(ii), there shall be no material change in the level or nature of efforts or resources expended by TRex and its Affiliates with respect to, or the qualifications and experience of, the personnel assigned to (including with respect to the allocation of their time to) the Research Program Activities; and

(ii) at Lilly’s discretion, TRex and the Change of Control party will establish and enforce, along with any applicable Affiliate, Firewalls for as long as TRex performs any Research Program Activities.

14.7. Fees and Expenses. Except as otherwise explicitly stated in this Agreement, the Parties shall each be responsible for their own legal and other costs incurred in connection with the transactions contemplated by this Agreement.

14.8. Severability. If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Section shall not affect the validity and enforceability of the rest of this Agreement.

14.9. Parent Guarantee. [***] Parent’s obligations are absolute, unconditional, and irrevocable irrespective of any circumstances which might otherwise constitute, by operation of law or otherwise, a discharge of a guarantor, but subject to any defense available to TRex, and it shall not be necessary for Lilly to institute or exhaust any remedies or causes of action against TRex or any other person or entity as a condition to the obligations of the Parent under this Agreement. Parent, hereby irrevocably waives any right to receive a formal notification or to request that any other formalities or protest be accomplished and expressly undertakes not to exercise, and waives to the fullest extent lawful, any such rights that it may have under Applicable Law in each case, with respect to its guarantee obligations pursuant to this Section 14.9. Parent acknowledges that the guarantee set forth above is made with full knowledge of its significance and consequences and under the circumstances the guarantee is reasonable and not contrary to public policy. If such guarantee is determined to be contrary to any Applicable Law or public policy, such guarantee shall be effective only to the extent permitted by Applicable Law. Notwithstanding the foregoing, Parent’s obligations under this Section 14.9 shall terminate effective on the dissolution of Parent, provided that any and all assets related to this Agreement held by Parent are transferred to TRex and that TRex has no Affiliate to which it flows income under this Agreement.

14.10. Further Assurances. Each of the Parties agrees to use its reasonable endeavors to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary or appropriate, including obtaining consents, approvals, agreements or waivers from Third Parties, to effect the transactions contemplated by this Agreement.

14.11. Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

14.12. Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) when sent by electronic mail or facsimile if sent during normal business hours of the recipient and acknowledged by such recipient; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their email address, facsimile number or address as set forth below or as subsequently modified by written notice given in accordance with this Section 14.12:

If to Lilly, to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
[***]

With a copy to:

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
[***]

If to TRex, to:

TRex Bio, Inc.
681 Gateway Blvd., 4th Floor
South San Francisco, CA 94080
[***]
[***]

With a copy, that will not constitute notice, to:

Ropes & Gray LLP
800 Boylston Street
Boston, MA 02199 USA
[***]
[***]

14.13. Relationship of the Parties. The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, which are binding on the other Party, except with the prior written consent of the other Party to do so. All Persons employed by a

Party will be solely the employees of such Party and not of the other Party, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

14.14. No Third-Party Beneficiaries. No Person or entity other than TRex, Lilly and their respective Affiliates, successors and permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

14.15. Performance by Affiliates. Except as expressly set forth otherwise in this Agreement, Lilly shall have the right to extend the rights and immunities granted in this Agreement to one (1) or more of its Affiliates. All applicable terms and provisions of this Agreement, except this right to extend, shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to Lilly extending such rights and immunities. For clarity, Lilly extending the rights and immunities granted hereunder shall remain primarily liable for any acts or omissions of its Affiliates.

14.16. Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or electronic transmission of documents in portable document format (PDF), and in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.17. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

14.18. Language. The Parties have expressly requested that this Agreement and all related documents be drafted in the English language.

14.19. Interpretation. Except where the context expressly requires otherwise: (i) the use of any gender herein shall be deemed to encompass references to all genders, and the use of the singular shall be deemed to include the plural (and vice versa); (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (iii) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (iv) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (v) any reference herein to any person shall be construed to include the person’s successors and assigns; (vi) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (vii) all references herein to Articles, Sections, Schedules shall be construed to refer to Articles, Sections, Schedules of this Agreement, and references to this Agreement include all Schedules hereto; (viii) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (ix) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, email, approved minutes or otherwise (but excluding instant messaging); (x) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; (xi) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or”; (xii) the term “to the extent” shall be interpreted to mean the extent or degree to which a subject or thing extends, and shall not simply be construed to mean the word “if”; and (xiii) the word “day,” “month” or “year” means a calendar day, month or year, respectively.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Execution Date by their duly authorized representatives.

TRex Holdings Inc., solely for purposes of Section 14.9

By: /s/ Johnston Erwin
Name: Johnston Erwin
Title: Chief Executive Officer

TRex Bio, Inc.

By: /s/ Johnston Erwin
Name: Johnston Erwin
Title: Chief Executive Officer

Eli Lilly and Company

By: /s/ David A. Ricks
Name: David A. Ricks
Title: Chair and Chief Executive Officer

[Signature Page to the Research Collaboration and License Agreement]

Schedule 1.69
Good Research Practices

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.96
Licensed Patents

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.141
Research Plan

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 1.169
TRex Platform Technology

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 4.8
Materials Transfer Record Form

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Schedule 7.8
Form of Press Release

[Pursuant to Regulation S-K, Item 601(a)(5), this Schedule has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

Exhibit A

Expert Proceedings

[Pursuant to Regulation S-K, Item 601(a)(5), this Exhibit has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted appendices to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]